UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
____________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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JOY GLOBAL INC.
(Exact Name of Registrant as Specified in Its Charter)
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Notice of 2016
Annual Meeting of
Shareholders and
Proxy Statement

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING

PROXY STATEMENT

INFORMATION ABOUT THIS PROXY SOLICITATION	3

COMPANY PROPOSALS
PROPOSAL #1: ELECTION OF DIRECTORS	7

PROPOSAL #2: APPROVAL OF THE JOY GLOBAL INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN	13

PROPOSAL #3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24

PROPOSAL #4: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION	25

SHAREHOLDER PROPOSAL
PROPOSAL #5: SHAREHOLDER PROPOSAL REGARDING BOARD DIVERSITY	26

CORPORATE GOVERNANCE	28

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	34
Summary Compensation Table	55
Grants of Plan-Based Awards in Fiscal 2015	59
Outstanding Equity Awards at Fiscal Year-End 2015	60
Option Exercises and Stock Vested in Fiscal 2015	62
Pension Benefits as of Fiscal 2015	63
Nonqualified Deferred Compensation During Fiscal 2015	65
Potential Payments Upon Termination or Change-in-Control at Fiscal 2015 Year-End	66
Director Compensation	71
Human Resources and Nominating Committee Report	73
Equity Compensation Plan Information	74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	75

RELATED PARTY TRANSACTIONS	78

AUDIT COMMITTEE REPORT	79

AUDITORS, AUDIT FEES, AND AUDITOR INDEPENDENCE	81

OTHER INFORMATION	82

APPENDIX A	A-1

JOY GLOBAL INC.
100 E. Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 53202
NOTICE OF ANNUAL MEETING
The 2016 annual meeting of shareholders of Joy Global Inc. will be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on Tuesday, March 8, 2016 at 7:30 a.m. for the following purposes:

1.	to elect nine persons to the Board of Directors;

2.	to approve the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan;

3.	to ratify the appointment of our independent registered public accounting firm for Fiscal 2016;

4.	to conduct an advisory vote on our named executive officers’ compensation;

5.	to consider a shareholder proposal, if properly presented at the annual meeting; and

6.	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Shareholders of record at the close of business on January 8, 2016 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote will be available at our headquarters at least 10 days prior to the meeting and may be inspected there during business hours by any shareholder for any purpose germane to the meeting.
Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the annual meeting. We urge you to vote your shares at your earliest convenience by submitting your proxy by Internet, telephone, or by marking, signing, and dating the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By order of the Board of Directors,

Sean D. Major
Executive Vice President,
General Counsel and Secretary

February 3, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 8, 2016. Our proxy statement and 2015 annual report to shareholders are available at
http://investors.joyglobal.com/annuals-proxies.cfm

INFORMATION ABOUT THIS PROXY SOLICITATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Joy Global Inc., a Delaware corporation (the “corporation” or the “company”), for use at the 2016 annual meeting of shareholders to be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on Tuesday, March 8, 2016 at 7:30 a.m. and at any adjournment or postponement of the annual meeting. The proxy statement, proxy card, and annual report are being mailed to shareholders on or about February 3, 2016.
Proxies
Properly signed and dated proxies received by the Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction, in accordance with the Board’s recommendations stated below. At the 2016 annual meeting, shareholders will be asked to take the following actions:

Shareholder Actions

Company Proposals	Board Recommendation	Page Reference
Election of Directors	For each nominee	7
Approval of the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan	For	13
Ratification of appointment of our independent registered public accounting firm	For	24
Advisory vote on our named executive officers’ compensation	For	25

Shareholder Proposal
Vote upon a shareholder proposal relating to Board diversity	Against	26
Election of Directors (Proposal 1)
This proxy statement contains important information about the qualifications and experience of each of the director nominees who you are asked to elect. The Human Resources and Nominating Committee performs an annual assessment to see that our directors have the skills and experience to effectively oversee our management and operations. The Board of Directors has determined that each of its nominees possesses the required qualifications, experience, commitment, and integrity necessary for continued service on the Board of Directors.
Approval of the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan (Proposal 2)
The Board of Directors has approved and recommends that our shareholders approve the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Plan”) in order to replace the Joy Global Inc. 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”) to reflect current compensation and governance trends and pay practices and conform to recent changes in law. The 2016 Plan will continue to provide a means to compensate the company’s directors, officers and employees in a way that is performance-driven, because the value of many of the awards will depend on corporate performance. Shareholder approval of the 2016 Plan will allow us to carry out our objectives of providing meaningful equity compensation to align the interests of our employees and shareholders and provide strong incentives for our employees to execute our corporate strategy and positively influence our overall performance. The 2016 Plan is attached as Appendix A to this proxy statement.
Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3)
As a matter of good corporate governance, we ask that our shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2016. Set forth below is a summary of fees paid to Ernst & Young for services provided in Fiscal 2015 and Fiscal 2014.

(in millions)
	2015	2014
Audit Fees	$3.48	$3.29
Audit-Related Fees	—	—
Tax Fees	0.33	0.32
Total	$3.81	$3.61
Advisory Vote on Our Named Executive Officers’ Compensation (Proposal 4)
Our shareholders are being asked to cast a non-binding advisory vote on our named executive officers’ compensation. We are gratified that shareholders have overwhelmingly supported our executive compensation program over the last three years, with this proposal receiving the affirmative vote of 97%, 98% and 95% of votes cast by shareholders at our 2015, 2014 and 2013 annual meetings, respectively. In evaluating this proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Human Resources and Nominating Committee arrived at its executive compensation actions and decisions for Fiscal 2015.
Vote Upon a Shareholder Proposal Relating to Board Diversity (Proposal 5)
If properly presented, the shareholder proposal requests that the Board of Directors adopt a policy relating to director diversity. The text of the proponent’s resolution and supporting statement and our statement recommending a vote against the proposal appear below.
Revocation of Proxies
Any proxy may be revoked by the person executing it at any time before the polls close at the annual meeting by filing with the Secretary a written revocation or a duly executed form of proxy bearing a later date, or by voting in person at the annual meeting. The Board of Directors has appointed a representative of Broadridge Financial Solutions to act as an independent inspector at the annual meeting.

Record Date, Shares Outstanding and Quorum
Shareholders of record of our common stock, par value $1.00 per share, at the close of business on January 8, 2016 may vote on all matters presented at the annual meeting. As of the record date, 97,931,858 shares of common stock were outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.
A quorum is required to transact business at our annual meeting. Holders of at least a majority of the shares of our common stock must be present at the annual meeting in person or by proxy to constitute a quorum. Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees regarding proposals for which such broker or nominee lacks discretionary voting authority and the beneficial owners or other persons entitled to vote have not provided voting instructions) will be considered present for the purpose of establishing a quorum. In addition, abstentions will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. However, broker non-votes, while being counted for purposes of calculating whether a quorum is present at the annual meeting, will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily available but will not otherwise affect the outcome of the vote on any proposal. Once a share is represented at the annual meeting, it is deemed present for quorum purposes throughout the meeting, including any adjourned meeting, unless a new record date is set for the adjourned meeting.
If less than a majority of the outstanding shares of common stock are present or represented by proxy at the meeting, a majority of the shares that are present or represented by proxy at the meeting may adjourn the meeting from time to time without further notice.
Required Vote
Proposal 1: Election of Directors. We have a majority voting standard for the election of directors in uncontested elections. Under this standard, directors are elected by the affirmative vote of a majority of votes cast. A “majority” of votes cast means that the number of votes “for” the election of a director nominee exceed the number of votes “withheld” with respect to such nominee. If an incumbent director in an uncontested election is not elected, he or she would be required to promptly tender his or her resignation to the Board of Directors. In the event of a contested election, which is one in which the number of candidates exceed the number of directors to be elected, the individuals receiving the largest number of votes will be elected up to the maximum number of directors to be chosen in the election.
Any shares not voted due to abstention or broker non-vote will not affect the election of directors. If you hold your shares in “street name,” your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 2: Approval of the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan. Approval of the 2016 Plan will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Any shares present and not voted, whether by abstention or otherwise, will have the effect of a vote against this proposal. If you hold your shares in “street name,” your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 3: Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock that are present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 28, 2016. Any shares present and not voted, whether by abstention or otherwise, will have the effect of a vote against this proposal. If you hold your shares in “street name,” your broker or other nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 4: Advisory vote on our named executive officers’ compensation. At the 2011 annual meeting, shareholders expressed their preference for conducting annual advisory votes on our named executive officers’ compensation. Consistent with this preference, the Board of Directors determined that such votes will occur annually. This vote permits shareholders to express their approval or disapproval of our executive compensation practices for our named executive officers, as disclosed in this proxy statement. Although the outcome of this vote is not binding on us, we will consider the outcome of this vote when developing our compensation policies and practices, and when making compensation decisions in the future. Any shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote regarding our named executive officers' compensation. If you hold your shares in “street name,” your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 5: Vote upon a shareholder proposal relating to Board diversity
Approval of the shareholder proposal, if properly presented, will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Any shares present and not voted, whether by abstention or otherwise, will have the effect of a vote against this proposal. If you hold your shares in “street name,” your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

COMPANY PROPOSALS

PROPOSAL #1: ELECTION OF DIRECTORS
The Board of Directors consists of nine members. All members of the Board of Directors are elected by the holders of common stock at each annual meeting. The following table shows certain information, including the principal occupation and recent business experience for each of the nine individuals nominated by the Board of Directors for election at the 2016 annual meeting. All of the nominees are presently directors whose terms expire in 2016 and who are nominated to serve terms ending at the 2017 annual meeting following the election and qualification of their successors.
If an incumbent director nominee receives a greater number of votes “withheld” than “for” in an uncontested election, the director must promptly tender his resignation for consideration by the Human Resources and Nominating Committee and the Board (with the affected director recusing himself from the deliberations). The Board will be free to accept or reject the resignation and will disclose its decision within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, or if a new nominee for director is not elected, then the Board may fill the resulting vacancy. If a director’s resignation is not accepted by the Board, the director will continue to serve until the 2017 annual meeting and until the election and qualification of his successor.
The Board of Directors believes that each of its nominees possesses the required qualifications, including the experience, knowledge, education, skills, and character necessary for continued service on the Board of Directors. Through their prior experience on our Board of Directors and in our industry, each nominee is well-versed in our operations, markets and strategy, as well as with the duties and responsibilities of serving as a director of a public company in our industry. In addition, the nominees are familiar with the governance requirements applicable to public companies through experience serving in management or as directors of other publicly traded companies. The Board of Directors believes that each nominee’s experience and personal qualities will permit each nominee to make a substantial and active contribution to Board deliberations. If, for any unforeseen reason, any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nominated by the Board of Directors.

Board Nominees
		Director Since		Experience/ Qualifications
Name	Age		Principal Occupation		Independent	Committees
Edward L. Doheny II	53	2013	President and Chief Executive Officer	•Leadership	No	Executive
			Joy Global Inc.	•Industry
				•Global
				•Governance

Steven L. Gerard	70	2001	Chairman and Chief Executive Officer	•Leadership	Yes	Audit
			CBIZ, Inc.	•Accounting		Executive
				•Governance
				•Industry

Mark J. Gliebe	55	2014	Chairman and Chief Executive Officer	•Leadership	Yes	HRN(1)
			Regal Beloit Corporation	•Industry
				•Global

Board Nominees
		Director Since		Experience/ Qualifications
Name	Age		Principal Occupation		Independent	Committees
				•Governance

John T. Gremp	64	2011	Chairman and Chief Executive Officer	•Leadership	Yes	HRN(1)
			FMC Technologies, Inc.	•Industry
				•Global
				•Governance
John Nils Hanson	74	1996	Chairman	•Leadership	Yes	Executive
			Joy Global Inc.	•Industry
				•Global
				•Governance

Gale E. Klappa	65	2006	Chairman and Chief Executive Officer	•Leadership	Yes	Audit
			WEC Energy Group	•Accounting
				•Finance
				•Industry
				•Governance
Richard B. Loynd	88	2001	President	•Governance	Yes	HRN(1)
			Loynd Capital Management	•Leadership
				•Global
				•Industry
P. Eric Siegert	50	2001	Senior Managing Director	•Accounting	Yes	Audit
			Houlihan, Lokey, Howard & Zukin	•Finance
				•Industry
James H. Tate	68	2001	Independent Consultant	•Accounting	Yes	Audit
				•Finance
				•Industry
(1) Human Resources and Nominating Committee
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF EDWARD L. DOHENY II, STEVEN L. GERARD, MARK J. GLIEBE, JOHN T. GREMP, JOHN NILS HANSON, GALE E. KLAPPA, RICHARD B. LOYND, P. ERIC SIEGERT, AND JAMES H. TATE TO SERVE AS A DIRECTOR AND TO HOLD OFFICE UNTIL OUR 2017 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, OR UNTIL THEIR EARLIER DEATH, RESIGNATION, OR REMOVAL.

Director Since

Edward L. Doheny II
President, Chief Executive Officer and a director since December 2013. Previously Mr. Doheny served as the Executive Vice President of the corporation and President and Chief Operating Officer of its Underground Mining Machinery business from 2006 to 2013. Prior to joining Joy Global, Mr. Doheny spent 21 years with Ingersoll-Rand Co. in a series of senior executive positions of increasing responsibility, including President of Industrial Technologies from 2003 to 2005 and previously as President of the Air Solutions Group. Mr. Doheny also serves as a director of John Bean Technologies Corporation. He is 53.

Mr. Doheny’s experience with the company and in our industry, including his current leadership of the corporation, led the Board to conclude that he should continue to serve as a director.
2013

Steven L. Gerard
Chairman and Chief Executive Officer of CBIZ, Inc., a leading provider of integrated business services and products headquartered in Cleveland, Ohio. Mr. Gerard has served as Chief Executive Officer and a director since 2000 and as Chairman since 2002. On October 29, 2014, CBIZ and Mr. Gerard announced that he will retire as CBIZ’s Chief Executive Officer in March 2016, following the filing of CBIZ, Inc.’s Form 10-K for the year ending December 31, 2015.

Mr. Gerard is also a director of Lennar Corporation and the Las Vegas Sands Corporation. He is 70.

The Board concluded that Mr. Gerard should continue to serve as a director due to his experience as a director since 2001, his service as our Lead Independent Director, a member of the Audit Committee, his prior service as a member of the Human Resources and Nominating Committee and his 25 years of significant experience in senior management, including as a chief executive officer and director of other public companies. The Board also considered Mr. Gerard’s commitments as Chief Executive Officer of CBIZ and as an outside director to two other public companies and determined that in light of his planned retirement from CBIZ in March 2016 and his strong contributions to the Board during the prior year, he should continue to serve as a director.
2001

Director Since

Mark J. Gliebe
Chairman and Chief Executive Officer of Regal Beloit Corporation which is a global manufacturer of electric motors and controls, electric generators and controls and mechanical motion control products. Mr. Gliebe has served as Chief Executive Officer of Regal Beloit since May 2011 and as Chairman since January 2012. Prior to assuming these roles, Mr. Gliebe served as President and Chief Operating Officer of Regal Beloit from December 2006 to May 2011 and Vice President and President-Electric Motors Group from January 2005 to December 2005. Prior to joining Regal Beloit, Mr. Gliebe was employed by General Electric Company from 2000 to 2004 as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit. He is 55.

The Board believes Mr. Gliebe should continue to serve on the Board of Directors based on his experience and perspectives as an incumbent chief executive officer of a leading global manufacturing business, his significant experience in operations and manufacturing, and his significant knowledge and understanding of our business and industry.
2014

John T. Gremp
Chairman and Chief Executive Officer of FMC Technologies, Inc. Mr. Gremp has served as Chief Executive Officer of FMC Technologies, Inc., a major manufacturer of oilfield equipment since March 2011 and as Chairman since November 2011. Mr. Gremp previously served as President and Chief Operating Officer from April 2010 to February 2011 and as Executive Vice President of FMC Technologies’ Energy Systems business from January 2007 to March 2010. He served as Vice President of FMC Technologies’ Energy Production Systems business from 2004 to December 2006. Mr. Gremp previously served in a series of management positions of increasing responsibility after joining the company in 1975. He has served as a director of FMC Technologies, Inc. since 2011. He is 64.

Mr. Gremp is the chair of our Human Resources and Nominating Committee and the Board believes Mr. Gremp should continue to serve on the Board of Directors based on his service to date and his experience as the chief executive officer of a large, publicly traded company that designs and manufactures equipment used in the energy industry. In making this determination, the Board also considered Mr. Gremp’s operations management experience, which includes prior leadership of each of FMC Technologies’ business segments, and his knowledge and understanding of the financial, regulatory, legal and accounting issues affecting public companies of our size, and his management experience of international companies.
2011

Director Since

John Nils Hanson
Chairman. Mr. Hanson has served as our Chairman since 2000. He previously served as our President and Chief Executive Officer from 1999 to 2006. Mr. Hanson ran a series of industrial product and capital goods businesses before joining Joy Technologies Inc. in 1990, where he served as President of the Underground Mining Machinery Division until its acquisition by us in 1995. He has a Ph.D. in nuclear engineering/reactor physics. Mr. Hanson has also served as a director of Arrow Electronics, Inc. since 1998. He is 74.

The Board believes that Mr. Hanson should continue to serve on the Board of Directors based on his leadership of the Board through 13 years of significant growth, his seven years of experience as our Chief Executive Officer, and his significant knowledge and deep understanding of our business and industry.
1996

Gale E. Klappa
Chairman and Chief Executive Officer of WEC Energy Group, formerly Wisconsin Energy Corporation, a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses since 2004. Mr. Klappa has more than 20 years of experience working at a senior executive level in the public utility industry, including service as the Executive Vice President, Chief Financial Officer and Treasurer of The Southern Company. On January 28, 2016, WEC and Mr. Klappa announced that he will retire as WEC's Chief Executive Officer on May 1, 2016.

Since 2010, Mr. Klappa has also served as a director of Badger Meter, Inc., a publicly traded leader in the development and manufacture of flow management solutions. He is 65.

Mr. Klappa’s experience as chief executive officer of a publicly traded company and service as chair of our Audit Committee, coupled with his industry knowledge and understanding of public company financial statement requirements led the Board to conclude that he should continue serving as a director.
2006

Richard B. Loynd
President of Loynd Capital Management. Mr. Loynd has previously served as chairman and/or chief executive officer, or as a director, of a number of public companies doing business in the industrial and consumer product areas. He is 88.

Mr. Loynd’s service as chair of our Human Resources and Nominating Committee from 2001 to 2015, as a member of our Executive Committee from 2001 to 2014 and chair of the Executive Committee from 2001 to 2012, as our Lead Independent Director from 2007 to 2013, in addition to his deep understanding of our operations, industry, markets and management, and his 50 years of experience as a senior executive, led the Board to conclude that he should continue to serve as a director.
2001

Director Since

P. Eric Siegert	Senior Managing Director of Houlihan Lokey Howard & Zukin, an international investment banking firm. He is 50. Mr. Siegert’s service as a director since 2001, his service on the Audit Committee, and his significant understanding of financial matters and public company financial statement requirements led the Board to conclude that he should continue serving as a director.	2001

James H. Tate
Independent consultant. From 2005 to 2006, Mr. Tate was Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of TIMCO Aviation Services, Inc. Mr. Tate also served as our acting Chief Financial Officer from March 4, 2008 to December 9, 2008. Mr. Tate’s career includes 18 years as an accountant with Ernst & Young, LLP, including six years as an audit partner. He is 68.

Mr. Tate’s service as a director since 2001, his many years of experience as a member of the Audit Committee, and as acting Chief Financial Officer during 2008, coupled with his industry knowledge and understanding of financial matters, led the Board to conclude that he should continue serving as a director.
2001

PROPOSAL #2: APPROVAL OF JOY GLOBAL INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Overview

Our Board of Directors is requesting shareholder approval of the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Plan”) at the 2016 annual meeting. The 2016 Plan will become effective when and if approved by our shareholders. The 2016 Plan is attached as Appendix A to this Proxy Statement and this summary is qualified in its entirety by the full text of the 2016 Plan.

We currently maintain the Joy Global Inc. 2007 Stock Incentive Plan (the “2007 Incentive Plan”). The 2007 Incentive Plan is scheduled to be terminated, replaced and superseded by the 2016 Plan on the date on which the 2016 Plan is approved by our shareholders. As of January 8, 2016, a total of 6,570,245 shares of common stock were subject to outstanding awards under the 2007 Incentive Plan, and an additional 123,706 shares of our common stock were available for new awards under the 2007 Incentive Plan. If the 2016 Plan is approved by our shareholders, we will not grant any new awards under the 2007 Incentive Plan after the annual meeting.

If shareholders do not approve the 2016 Plan, we will continue to have the authority to, and expect that we will, grant awards under the 2007 Incentive Plan. If shareholders approve the 2016 Plan, the termination of our grant authority under the 2007 Incentive Plan will not affect awards then outstanding under the 2007 Incentive Plan.

Why We are Asking our Shareholders to Approve the 2016 Plan

We believe that equity-based compensation is fundamental to our ability to attract, motivate and retain highly-qualified dedicated employees who have the skills and experience required to achieve our business goals. We further believe that a combination of stock options, restricted stock and performance share awards provides a strong link to our long-term performance, creates an ownership culture and generally aligns the interests of our executives and other employees with our shareholders. We have worked closely with our compensation consultants to design the 2016 Plan to meet our internal compensation objectives, as well as the interests of our shareholders, as more fully described below.

The Board of Directors has adopted, subject to shareholder approval, the 2016 Plan in order to replace the 2007 Incentive Plan to reflect current compensation and governance trends and pay practices and to conform to recent changes in law. The 2016 Plan will continue to provide a means to compensate the company’s directors, officers and employees in a way that is performance-driven, because the value of many of the awards will depend on corporate performance. Adoption of the 2016 Plan is subject to shareholder approval in order to comply with New York Stock Exchange listing requirements and in order to permit awards granted under the 2016 Plan to certain executive officers to qualify as performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

The 2016 Plan has been designed to include a number of provisions for the protection of shareholders that are not present in the 2007 Incentive Plan, as described below.

Important Aspects of our 2016 Plan Are Designed to Protect our Shareholders’ Interests

The 2016 Plan includes a number of features designed to protect our shareholders’ interests and reflect corporate governance best practices, including the following:

•
Shareholder approval required for additional shares. The 2016 Plan authorizes a pool of 6,325,000 shares of our common stock, plus any shares of common stock that are available under the company’s 2007 Incentive Plan immediately prior to effectiveness of the 2016 Plan. Shareholder approval will be required to issue any additional shares and our shareholders will have direct input on any increase in the numbers of shares of common stock issuable under the 2016 Plan.

•
Fungible plan design. The 2016 Plan uses a so-called “fungible share pool” design. Accordingly, for purposes of determining the number of shares available under the 2016 Plan, so-called “full-value” awards (stock-based awards other than stock options and stock appreciation rights) will be counted against the authorized share pool at an accelerated rate differently than stock options and stock appreciation rights. We have adopted this plan design after consultation with advisors to determine what structure would best align the interests of the company and its shareholders. This plan structure offers the company flexibility in determining what types of equity awards are best suited for its needs within the overall authorized share pool. At the same time, this structure recognizes that certain types of awards may be more valuable than others. Under the fungible share pool, each share of our common stock issued pursuant to a stock option or stock appreciation right will reduce the number of shares available out of the authorized share pool by one share and each share issued pursuant to a full value award will reduce the number of shares available out of the authorized share pool by 2.4 shares. For example, this means that, for every 100 shares of restricted stock issued by us under the 2016 Plan, the number of shares available under the 2016 Plan will be reduced by 240 shares.

•
Limitations on share recycling of option and stock appreciation rights. Shares that are withheld as payment for the exercise price or for tax withholding upon the exercise of stock options or stock-settled stock appreciation rights granted under the 2016 Plan will not be available for future issuance under the 2016 Plan. In addition, upon the exercise of a stock option or stock-settled stock appreciation right, the total number of shares exercised will be deducted from the 2016 Plan’s share pool.

•
Prohibition against repricing of stock options and stock appreciation rights without shareholder approval. Except in connection with an equitable adjustment or a Change in Control (as defined in the 2016 Plan), the 2016 Plan prohibits the repricing of outstanding stock options and stock appreciation rights, whether by amending an existing award or by substituting a new award at a lower price. The 2016 Plan also prohibits the payment of cash or other securities in exchange for out-of-the-money awards.

•
Vesting restrictions. The 2016 Plan generally requires that participants who are granted stock options or stock appreciation rights continue to provide services to the company (or an affiliate) for at least one year following the date of grant (other than in case of death, disability or Change in Control (as defined in the 2016 Plan)) in order for such awards to vest in whole or in part. The 2016 Plan contains an exception to this requirement that is limited to five percent of available shares of common stock authorized for issuance under the 2016 Plan.

•	Double-trigger vesting upon a Change in Control; No “liberal” Change in Control definition. Awards granted under the 2016 Plan are subject to double-trigger vesting provisions upon a Change in Control. This means that rather than vesting automatically upon a Change in Control, such awards will be subject to accelerated vesting only in the event of a qualifying termination following a Change in Control or in the event the acquiring company does not assume the award. The Change in Control definition in the 2016 Plan is not “liberal” and, for example, would not occur merely upon shareholder approval of a transaction or upon a change in the composition of the Board of Directors. A change in control must actually occur in order for the Change in Control provisions in the 2016 Plan to be triggered.

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Clawback policy. Any award granted to an executive officer under the 2016 Plan is subject to our clawback policy and will become subject to any regulations or stock exchange listing rules promulgated under the requirements of Section 954 of the Dodd-Frank Act that are applicable to the company. Pursuant to our clawback policy, we may require forfeiture or repayment of all or a portion of cash-based or equity-based awards to an executive officer under certain circumstances involving misconduct.

Summary of the 2016 Plan

The following is a description of the principal terms of the 2016 Plan. The summary is qualified in its entirety by the full text of the 2016 Plan, which is attached as Appendix A to this Proxy Statement.

Plan Administration

The 2016 Plan will be administered by the Human Resources and Nominating Committee, or such other committee of the Board of Directors as the Board of Directors may from time to time designate and which is comprised solely of at least two outside directors (in either case, the “Committee”). The Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan. The Committee may delegate the administrative responsibilities of the 2016 Plan and also delegate to the Chief Executive Officer all or a portion of its responsibilities to grant awards, subject to a specified set of limitations.

Eligibility and Limitations on Grants

Persons eligible to participate in the 2016 Plan will be non-employee directors, officers and employees of the company and its subsidiaries, as selected from time to time by the Committee. As of January 8, 2016, approximately 200 directors and employees would be eligible to participate in the 2016 Plan.

The maximum aggregate numbers of shares of common stock that may be granted under the 2016 Plan is 6,325,000, plus any shares of common stock that are available under the company’s 2007 Incentive Plan immediately prior to effectiveness of the 2016 Plan (of which 123,706 shares were available for new awards on January 8, 2016). In addition, (a) awards that are forfeited, cancelled or settled in cash, and (b) shares of common stock that are tendered or held back (other than for the exercise price or tax withholding of a stock option or stock-settled stock appreciation right) will be added to the share pool and will be available for issuance under the 2016 Plan. These provisions also apply with respect to awards outstanding under the 2007 Incentive Plan and the Joy Global Inc. 2003 Stock Incentive Plan immediately prior to effectiveness of the 2016 Plan, of which on January 8, 2016 there were 6,570,245 and 101,972 shares subject to such awards, respectively. No shares that are tendered or held back to cover the exercise price or tax withholding of a stock option or stock appreciation right will be available for future issuance under the 2016 Plan.

For purposes of calculating the maximum number of shares that may be issued pursuant to all awards under the 2016 Plan, including any shares that become available for issuance following the forfeiture, cancellation or settlement of awards, or tender or withholding of common stock, as set forth in the preceding paragraph: (a) every one share issuable pursuant to the exercise of a stock option or stock appreciation right shall count as one share, and (b) every one share underlying restricted stock, restricted stock units, or other stock-based awards shall count as 2.4 shares.

The maximum aggregate number of shares of common stock that may be delivered pursuant to incentive stock options, or “ISOs,” granted under the 2016 Plan is 6,325,000.

The 2016 Plan also provides certain limits on the number of shares subject to awards that an individual may receive in any one year. The maximum aggregate number of shares of common stock subject to stock options granted to any participant in any fiscal year is 2,000,000. The maximum aggregate number of shares of common stock subject to stock appreciation rights granted to any participant in any fiscal year is 2,000,000. For awards other than stock options and stock appreciation rights that are settled in shares of common stock, the maximum aggregate number of shares of common stock that may be granted for qualified performance-based compensation within the meaning of Section 162(m) to any participant in any fiscal year is 1,000,000.

For qualified performance-based awards that are settled in cash based on the fair market value of a share of common stock, the maximum aggregate amount of cash that may be paid to any participant in any fiscal year will be the fair market value as of the applicable vesting or payment date multiplied by 1,000,000. For all other awards that are settled in cash or property, the maximum amount payable to any participant other than a director in any fiscal year is $10,000,000. The maximum aggregate dollar amount of cash, common stock or other property, or common stock underlying an award that may be paid or delivered to a director during any fiscal year is $750,000.

Participants who are granted stock options and stock appreciation rights will be required to continue to provide services to the company (or an affiliate) for not less than one year following the date of grant (other than in case of death, disability or a Change in Control) in order for any such stock options and stock appreciation rights to fully or partially vest or be exercisable.

Stock Options

Stock options shall be granted under the 2016 Plan pursuant to option agreements. The 2016 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or “ISOs,” and options that are not intended to qualify as ISOs, which are commonly referred to as “nonqualified” stock options. Generally, ISOs may be granted only to employees of the company and its subsidiaries. The differing tax treatment of ISOs and nonqualified stock options is discussed below under Material U.S. Federal Income Tax Consequences of Participation in the 2016 Plan.

The exercise price of a stock option may not be less than 100% (or 110% in the case of certain ISOs) of the fair market value of the common stock subject to the stock option on the date of grant. The 2016 Plan generally prohibits the repricing of outstanding stock options and the exchange of cash or other securities for out-of-the money awards, without prior shareholder approval. The term of stock options granted under the 2016 Plan may not exceed ten years and, in some cases, may not exceed five years.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2016 Plan will be determined by the Committee and may include payment by certified or bank check. The Committee may also accept payment in the form of unrestricted common stock already owned by the optionee of the same class of common stock subject to the stock option; provided, however, that in the case of an incentive stock option, the right to make payment in the form of already owned shares of common stock of the same class as the common stock subject to the incentive stock option may be authorized only at the time the incentive stock option is granted.

The Committee may impose limitations on the transferability of stock options granted under the 2016 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2016 Plan other than by will or the laws of descent and distribution or, subject to approval by the Committee and only in the case of nonqualified options, to the optionee’s children or family member.

Stock Appreciation Rights

Stock appreciation rights shall be granted under the 2016 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock equivalents. The strike price of each stock appreciation right will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The 2016 Plan generally prohibits the repricing of stock appreciation rights or the exchange of cash or other securities for out-of-the-money awards, without prior shareholder approval. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, or in a combination of cash and stock at the election of the Committee. Stock appreciation rights are subject to the same transferability restrictions as stock options.

Performance Awards

Performance awards shall be granted under the 2016 Plan pursuant to performance award agreements. A performance award is an award the vesting of which is contingent upon the achievement of certain performance goals over a specified period of time. The Committee may condition the performance award upon the continued service of the participant and the provisions of performance awards need not be the same with respect to each participant. The Committee shall determine the number of performance shares or units that have been earned at the end of a performance cycle. Performance awards are payable in shares of our common stock or cash, at the election of the Committee.

Other Awards

The Committee may award restricted stock, restricted stock units and deferred stock units to eligible individuals pursuant to an award agreement. The Committee shall determine the duration of the restrictions, and any other terms and conditions of an award of restricted stock, restricted stock units, deferred stock units, and dividend equivalents. The Committee is also permitted to grant other awards of our common stock or awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including, without limitation, dividend equivalents. The company does not grant dividend equivalents on stock options or stock appreciation rights. In addition, the Committee is permitted to grant cash incentive awards under the 2016 Plan.

Change in Control Provisions

Awards granted under the 2016 Plan are subject to double-trigger vesting provisions upon a Change in Control. This means that rather than vesting automatically upon a Change in Control, such awards will be subject to accelerated vesting only in the event of a qualifying termination following a Change in Control or in the event the acquiring company does not assume the awards.

Under the 2016 Plan, in the case of a Change in Control, unless provided otherwise by the Committee:

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Any outstanding stock options and stock appreciation rights will be assumed or cancelled in exchange for substitute stock options issued by the successor (or its parent) and will vest and become exercisable if, during the term of the award of such shorter term as specified in the award agreement, the participant’s employment is terminated without cause. To the extent any stock options or stock appreciation rights are not assumed or substituted, the award shall (a) immediately become fully exercisable and vested or (b) be cancelled in exchange for cash and/or other substitute consideration.

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Any outstanding performance awards will be converted into time-based restricted stock or restricted stock units of the successor (or its parent) and will vest if, during the term of the award or such shorter term as specified in the award agreement, the participant’s employment is terminated without cause. With respect to any outstanding performance awards that are not so converted, any restriction will lapse and the award will be settled in cash as promptly as practicable (subject to delays required for tax compliance). In either case, the value of the award will be determined assuming target performance has been achieved, except that the value will be determined based on actual performance if (a) more than half of the performance period has elapsed and (b) actual performance is determinable as of such date.

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Any other stock-based or cash awards will be assumed by the successor (or its parent) or cancelled in exchange for comparable awards issued by the successor (or its parent) and will vest if, during the term of the award or such shorter term as specified in the award agreement, the participant’s employment is terminated without cause. With respect to such awards that are not assumed or substituted, any restriction shall lapse and such awards will be settled in cash as promptly as practicable (subject to delays required for tax compliance).

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For an award to be validly assumed or substituted by a successor, it must (a) provide the participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule; (b) have substantially equivalent value to such award (determined at the time of the Change in Control); and (c) be based on stock that is traded on an established U.S. securities market or an established securities market outside the United States upon which the participants could readily trade the stock without administrative burdens or complexities.

Clawback of Awards

Any award made under the 2016 Plan is subject to our clawback policy, as well as the requirements of Section 954 of the Dodd-Frank Act and any regulations or stock exchange listing rules promulgated thereunder that are applicable to the company. Pursuant to this policy, among other things, the Committee may require an executive officer to forfeit cash-based or equity-based awards, repay all or a portion of cash-based or equity-based awards or otherwise make payments under certain circumstances involving misconduct by such executive officer.

Tax Withholding

Participants in the 2016 Plan are responsible for the payment of any federal, state, local, or foreign taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Unless otherwise determined, withholding obligations may be settled with common stock, including common stock that is part of the award that gives rise to the withholding requirement.

Amendments and Termination

The Board of Directors may amend, alter, or discontinue the 2016 Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a recipient under an award without such recipient’s consent, except as required to comply with applicable law, stock exchange listing requirements or accounting rules. We will obtain shareholder approval of any amendment to the 2016 Plan as required by applicable law, stock exchange listing requirements or in connection with any repricing of a stock option or stock appreciation right.

Material U.S. Federal Income Tax Consequences of Participation in the 2016 Plan

The following is a brief summary of the material U.S. federal income tax consequences associated with awards under the 2016 Plan, based on current U.S. federal income tax laws and Treasury regulations promulgated thereunder, all as in effect or existence as of the date of this Proxy Statement. We have not sought, nor do we intend to seek, any ruling from the U.S. Internal Revenue Service with respect to the statements made in this section. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences. Moreover, the tax effects of participation in the 2016 Plan may vary depending on the facts and circumstances pertaining to each participant. Each participant who receives an award under the 2016 Plan should consult his or her own tax advisor with respect to his or her individual tax position and the effect of any legislative revisions on such position.

Unrestricted Stock. Generally, a participant receiving an award of unrestricted stock will recognize taxable income at the time unrestricted stock is granted. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock. The company generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with an award of unrestricted stock.

Restricted Stock. A participant will not recognize taxable income upon the grant of restricted stock unless the participant makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income at the time of grant equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year since the date of vesting (or, with a Section 83(b) election, date of grant) and otherwise will be short-term.

Incentive Stock Options. ISOs are intended to meet the requirements of Section 422 of the Code. Generally, the grant of an ISO does not result in taxable income to the participant or a tax deduction for the company. The exercise of an ISO will not result in ordinary taxable income to the participant (although the difference between the exercise price and the fair market value of the common stock subject to the ISO may result in alternative minimum tax liability to the participant), if the following conditions are met:

•	at all times during the period beginning with the date of the grant and ending on the day three months before the date of exercise, the participant is an employee of the company or an affiliate; and

•	the participant makes no disposition of stock within two years from the date of grant or within one year after the stock is transferred to the participant.

The three-month period is extended to one year in the event of disability and is waived in the event of death of the participant. If the stock is sold by the participant after meeting these conditions, any gain realized over the exercise price ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

If the participant fails to comply with the employment or holding period requirements discussed above, the participant will recognize ordinary taxable income in an amount equal to the lesser of:

•	the excess of the fair market value of the common stock subject to the ISO on the date of exercise over the exercise price; or

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if the employment period (but not the holding period) described above is satisfied and if the disposition occurs in an arm’s length sale or exchange with an unrelated party, the excess of the amount realized upon such disposition over the exercise price.

If a participant pays the exercise price for an ISO with common stock already owned and the participant receives back a larger number of shares, a number of shares of common stock equal to the number of shares used to pay the exercise price will have a tax basis equal to that of the stock originally used to pay the exercise price. The additional newly acquired shares of common stock will have a tax basis of zero. The ISO holding period for the newly acquired common stock will begin on the exercise date. The tax on disposition will be as described above. If the participant uses shares obtained on exercise of an ISO before the end of the incentive stock option holding period for those shares, the participant will be taxed on those shares as though he or she had sold those shares at that time.

Nonqualified Stock Options. A participant will not recognize taxable income upon the grant of a nonqualified stock option. A participant will realize compensation taxable as ordinary income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the participant exercised the option less the purchase price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Performance Shares and Performance Units. The grant of a performance share or performance unit does not result in taxable income to the participant or a tax deduction for the company. Upon the expiration of the applicable performance period and receipt of the common stock distributed in payment of the award or an equivalent amount of cash, the participant will realize ordinary taxable income equal to the full fair market value of the common stock delivered or the amount of cash paid. At that time, the company generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Dividend Equivalents. Dividend equivalents generally are taxed as compensation when they are paid to the participant, and the company receives a corresponding deduction for the same year. If a participant elects to be taxed on the value of a restricted stock award when the award is granted, dividends paid with respect to the award will be taxed as dividends and will not be deductible by us.

Restricted Stock Units. A recipient of a restricted stock unit award realizes ordinary income when the award is settled in shares or cash. The ordinary income realized on the payment date equals the full fair market value of the common stock or other property delivered or the amount of cash paid. At that time, the company generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Other Cash Incentive Awards. A recipient of a cash incentive award realizes ordinary income when the award is paid in cash. The ordinary income realized on the amount of cash paid. At that time, the company generally will be allowed a corresponding tax deduction for the same year equal to the compensation taxable to the participant.

Section 409A. Section 409A of the Code applies to amounts that are considered “non-qualified deferred compensation.” If a deferred compensation arrangement, including certain awards that may be issued under the 2016 Plan, does not meet the requirements of Section 409A of the Code, the timing of taxation for these amounts could be accelerated (meaning these amounts could become immediately taxable). Also, an additional 20% income tax, as well as penalties and interest, could be imposed upon the applicable participants in the 2016 Plan. Although the Committee intends to administer the 2016 Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the company does not warrant that any award under the 2016 Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law.

Parachute Payments. In the event any payments or rights accruing to a participant upon a change in control (as described under “Change in Control Provisions” above), including any payments or vesting under the 2016 Plan triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to a 20% excise tax (in addition to ordinary income tax), and the company may be disallowed a deduction for the amount of the actual payment.

Application of Section 162(m) of the Code

Approval of the 2016 Plan by shareholders will permit us to grant awards under the 2016 Plan that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our “covered employees.” Covered employees under Section 162(m) generally consist of our Chief Executive Officer and each of our three most highly-compensated executive officers other than our Chief Executive Officer and Chief Financial Officer. If, however, an award qualifies as “performance-based compensation” it is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Stock options and stock appreciation rights granted under the 2016 Plan will qualify as “performance-based compensation.”

A performance award (other than a stock option or stock appreciation right) will qualify as “performance-based compensation” if, among other requirements, the payment of the award is contingent upon the achievement, as determined by the Committee, of the one or more performance goals established by the Committee at the inception of the performance period and based on the performance criteria specified in the 2016 Plan.

Approval by shareholders of the 2016 Plan will constitute approval of the following performance criteria listed in the 2016 Plan: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; market capitalization; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; profitability; market share; reduction in costs; gross profits; net profits; completion of corporate transactions (including mergers or acquisitions); successful litigation outcomes; and/or development and/or acquisition of intellectual property.

Performance goals established using the foregoing criteria may be determined in accordance with accounting principles generally accepted in the United States (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance goals may be established on an individual or a corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries, and may be applied on an absolute or relative basis against a group of peer companies, a financial market index or other objective and quantifiable indices. Measurement of performance against goals may include or exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items; the cumulative effects of tax or accounting changes; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; reorganization or change in the corporate structure or capital structure of the company; foreign exchange gains and losses; a change in the fiscal year of the company; the refinancing or repurchase of bank loans or debt securities; unbudgeted capital expenditures; any business interruption event; the effect of changes in other laws or regulatory rules affecting reported results; and/or an event either not directly related to the operations of the company, subsidiary, division, business segment or business unit or not within the reasonable control of management each as identified in the financial statements, notes to the financial statements or management’s discussion and analysis within the company’s Annual Report on Form 10-K, or the company’s earnings release reporting annual financial performance that is furnished to the SEC pursuant to Item 2.02 of Form 8-K.

While approval of the 2016 Plan by shareholders will enable us to grant awards that qualify as “performance-based compensation” under Section 162(m), we believe that it is in our best interests and the interests of our shareholder to maintain the flexibility also to grant awards that do not qualify as “performance-based compensation” as determined in the discretion of the Committee.

New Plan Benefits

The Committee will determine in its discretion the timing and amount of awards under the 2016 Plan and the recipients or class of recipients of such awards. It is therefore not possible to state the amount of awards that will be made in the future if the 2016 Plan is approved by our shareholders.

Securities Authorized for Issuance Under Equity Compensation Plans

Information concerning securities authorized for issuance under equity compensation plans is set forth in the “Equity Compensation Plan Information” section of this Proxy Statement.

Required Vote

Approval of the 2016 Plan will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the 2016 annual meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #2 TO APPROVE THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN.

PROPOSAL #3: RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending October 28, 2016. Ernst & Young has been our Independent Auditor since Fiscal 2002. For additional information regarding our relationship with Ernst & Young, please refer to the Audit Committee Report on page 79 and the Audit Fees disclosure on page 81.
Although ratification is not required under our Certificate of Incorporation, bylaws, Audit Committee Charter, or otherwise, the Board of Directors is submitting the selection of the Independent Auditor to shareholders for ratification as a matter of corporate governance practice. A representative of the Independent Auditor is expected to be present at the 2016 annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate shareholder questions at the meeting.
If the shareholders do not approve the appointment of the Independent Auditor for Fiscal 2016, the adverse vote will be considered a direction to the Audit Committee to consider other auditing firms for Fiscal 2017. However, the Audit Committee will still have discretion to determine which audit firm to appoint for Fiscal 2017 and, due to the difficulty in making a substitution of auditing firms so long after the beginning of the current fiscal year, the appointment for Fiscal 2016 will stand unless the Audit Committee finds other good reason for making a change. If the shareholders ratify the appointment of the Independent Auditor, the Audit Committee may, in its discretion, select a different auditing firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

PROPOSAL #4: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’
COMPENSATION
At the 2011 annual meeting, our shareholders expressed their preference that we conduct annual non-binding advisory votes on executive compensation. Consistent with this preference, we are providing shareholders with the opportunity to cast a non-binding advisory vote on our named executive officers’ compensation, as disclosed in this proxy statement.
We believe our executive compensation and compensation policies and practices are focused on pay-for-performance principles, reflect a strong alignment with the interests of our long-term shareholders, assist us in retaining, incentivizing, and recruiting our executive officers, and are reasonable in comparison to the compensation practices of our competitors and other manufacturing companies of similar size and complexity. We also believe that our compensation policies and programs and Fiscal 2015 compensation decisions, as each is described in this proxy statement, appropriately reward our named executive officers for our performance and for their individual performance. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below.
Because this vote is advisory, it will not be binding on the Board of Directors or the Human Resources and Nominating Committee, nor will it overrule any prior decision or require the Board or Committee to take any action. However, the Board and the Human Resources and Nominating Committee will review the voting results and may consider the outcome of the vote when making future decisions about executive compensation programs.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION.

SHAREHOLDER PROPOSAL

PROPOSAL #5: SHAREHOLDER PROPOSAL REGARDING BOARD DIVERSITY
The Amalgamated Bank’s LongView Broad Market 3000 Index Fund submitted the following resolution, which we expect to be presented to stockholders for approval at the 2016 annual meeting. The company will provide the proponent’s address and share holdings to any stockholder promptly upon request. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein. Our Board of Directors has recommended a vote against the proposal for the reasons set forth in our statement recommending a vote against the proposal, which follows the proposal.
Resolution on Board Diversity
RESOLVED: Shareholders request that the board of directors adopt a policy that the board will seek to enhance board diversity beyond current levels by taking all reasonable steps, consistent with the board’s fiduciary obligations, to ensure that a wider range of female and minority candidates are included in the pool of candidates from which board nominees are chosen and reporting to shareholders by the 2017 annual meeting about how that policy is being implemented, including efforts taken to expand the pool of potential candidates and any changes made to the nominating committee’s charter. The report may be prepared at reasonable expense and omit proprietary information.
Supporting Statement
We believe that diversity, inclusive of gender and race, is a critical attribute of a well-functioning board and a measure of sound corporate governance. We are concerned that Joy Global has no women on its board of directors and apparently has had none for over a decade. Indeed, the board appears to be somewhat entrenched, with only two independent directors added since 2006 and the average director tenure exceeding ten years.
Research confirms a strong business case for diversity on corporate boards. Credit Suisse linked board diversity to better stock market and financial performance, including 26% higher share performance over a six-year period, higher return-on-equity, lower leverage, higher price/book ratios and improved growth prospects (Gender Diversity and Corporate Performance, August 2012). Their research suggests several explanations for this better performance including, among other factors, a stronger mix of leadership skills, improved understanding of consumer performance, a larger pool from which to pick top-10 talent, and more attention to risk.
Additional research demonstrates that companies with more women on their boards outperform companies with fewer familiar female directors by 53% on return-on-equity, 42% on return-on-sales, and 66% on return-on-invested capital over a four-year timeframe (Catalyst, Inc., The Bottom Line: Corporate Performance and Women’s Representation on Boards, 2007). Thomson Reuters researched 4,100 global companies and found that companies with no female directors tended to underperform companies with mixed boards over a five-year period (Mining the Metrics of Board Diversity, June 2013).
Various studies cite a critical mass of at least three women directors as strengthening corporate governance (research from Hebrew University, Wellesley Centers for Women, University of Western Ontario and V. Kramer Associates).

A 2014 PriceWaterhouseCoopers survey of institutional investors representing more than $11 trillion in assets stated: “Nine out of 10 investors believe boards should be revisiting their director diversity policies, and 85% believe doing so will require addressing underlying impediments…”
Joy Global lags on board diversity; 92% of S&P companies have at least one female director, and the average is two female directors (2014 ISS Board Practices Study.) Approximately 80% S&P MidCap companies and 63% of S&P SmallCap companies have at least one female director.
We believe that the Company would benefit from expanding its recruitment pool for directors and promoting a more diverse board.

Board of Directors’ Statement in Opposition
The Board of Directors recommends a vote against this shareholder proposal. The Board of Directors and the Human Resources and Nominating Committee believe that the company’s current director nomination process allows for identification of qualified director candidates and the consideration of director diversity. In this respect, in late 2013 the Board of Directors adopted a policy with respect to director diversity that is substantially the same as the policy that the shareholder proposal asks the Board to adopt. The 2013 policy, which is contained in the company’s Corporate Governance Principles, provides:

Consistent with applicable law and the exercise of its fiduciary duties, the Human Resources and Nominating Committee will seek to include diverse candidates, including women and minority candidates, in the pool of candidates from which it recommends director nominees. If the Human Resources and Nominating Committee engages a director search firm or other professional to assist it in identifying director nominees, it will refer such firm or other professional to these director qualifications and advise that diverse candidates meeting these qualifications should be identified in the candidate pool.
The 2013 revisions to the company’s Corporate Governance Principles also provide that when the Human Resources and Nominating Committee reviews director candidates, it will consider, among other factors, diversity, which is “viewed comprehensively, including with respect to background, experience, skill, education, age, gender, race, ethnicity and national origin.” At the same time, the Board of Directors also revised the Human Resources and Nominating Committee charter to provide the Committee with authority to “conduct appropriate inquiries into the backgrounds and independence from the company of director candidates, as well as the candidates’ satisfaction of the director qualifications set forth in the Corporate Governance Principles.”
The Board of Directors and the Human and Resources and Nominating Committee seek to obtain qualified director candidates, as evaluated under the criteria set forth in the company’s Corporate Governance Principles. These criteria provide for the same consideration of diversity, including with respect to gender, race, ethnicity and national origin, as the shareholder proposal. Accordingly, the Board of Directors believes that adoption of the shareholder proposal is unnecessary as it would be redundant of the policy it implemented in 2013.
FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

CORPORATE GOVERNANCE

Board of Directors Structure and Operations

The Board of Directors is responsible for the oversight of the management and direction of the corporation and for establishing broad corporate policies. The Board’s approach to corporate governance is reflected in our Corporate Governance Principles and the structure of Board committees that operate under written charters. The Corporate Governance Principles and charters for the Board’s three standing committees – Audit, Human Resources and Nominating, and Executive – may be viewed on our website: www.joyglobal.com, under the Governance tab in the Leadership section of the Investor Center page.

The Board of Directors is comprised of nine directors. The Board determined that all directors other than Mr. Doheny are independent under New York Stock Exchange listing standards. The Board completed a self-assessment of Board performance for Fiscal 2015.

Board Leadership Structure

The Board of Directors determines the most suitable leadership structure from time to time. Our bylaws provide that the offices of Chief Executive Officer and Chairman of the Board are separate positions, but may be held by the same person. Currently, Edward Doheny serves as our Chief Executive Officer. John Nils Hanson, our former Chief Executive Officer who retired in 2007, serves as Chairman of the Board, and Steven Gerard serves as our Lead Independent Director. In 2007, the Board appointed a Lead Independent Director at a time when Mr. Hanson was not considered to be an independent director due to his prior employment as our Chief Executive Officer. Notwithstanding that Mr. Hanson is independent under New York Stock Exchange listing standards, the Board has elected to retain our existing leadership structure and division of responsibilities between the positions of Chairman and Lead Independent Director, and the separation of these positions from the position of Chief Executive Officer. The Board of Directors concluded that this leadership structure and division of responsibilities between the positions of Chairman, Lead Independent Director, and Chief Executive Officer has served us well in the past and we anticipate maintaining this structure for the current year.

The Lead Independent Director’s responsibilities include:

•	leading meetings of the independent directors, including executive sessions of the independent directors held in conjunction with meetings of the full board of directors;

•	calling meetings of the independent directors and setting the agenda for such meetings;

•
briefing the Chief Executive Officer and any other director not participating in a meeting of independent directors regarding matters discussed in the executive sessions or meetings of the independent directors, and reporting back to the independent directors as appropriate;

•	soliciting suggestions from management on matters that they would like the independent directors to review or act upon in their meetings or executive sessions;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	acting as representative or spokesman for the independent directors where advisable in communications with shareholders, other stakeholders or the media; and

•	generally acting as liaison among the directors and with management.

Risk Management

As stated in our Corporate Governance Principles, the Board of Directors is responsible for assessing the major risks facing us and for reviewing options to mitigate such risks as part of its general oversight duties. In executing this responsibility, the Board has delegated authority to the Audit Committee to assist the Board of Directors in monitoring the company’s overall risk management profile by reviewing and discussing with management the company’s guidelines and policies governing risk assessment and risk management, major financial risk exposures and the steps management has taken to monitor and control such exposures, and recommending to the Board of Directors any appropriate actions or policies to manage the company’s risks. These actions or policies may relate to risk assessment, internal control, management of financial risks, and risk management policies generally. It is the role of management to present these and other material risks in a clear and understandable manner as part of its broader responsibility to keep the Board of Directors well-informed on all matters of significance to the corporation. We believe that our current leadership structure facilitates this clear delineation of responsibility with respect to our risk management process.

Meetings

The Board of Directors held seven meetings during Fiscal 2015. Each incumbent director who served on the Board during Fiscal 2015 attended at least 92% of the Board meetings and committee meetings of which he was a member that were held during the fiscal year. The Board of Directors met without the Chief Executive Officer four times in Fiscal 2015. Each person serving as a director at the time of the 2015 annual meeting attended the 2015 annual meeting. We expect all directors to attend the 2016 annual meeting.

Communications

Shareholders, employees, and other interested parties may communicate with the Board of Directors, a committee of the Board, or particular directors by sending communications in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202. Shareholders, employees, and other interested parties also may submit communications electronically at http://investors.joyglobal.com/interestedparties.cfm. The Secretary will forward all such communications to the Board of Directors, the applicable committee, or to particular directors as appropriate. Communications intended as or relating to shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) must be addressed to the Secretary as specified under the heading “Submission of Shareholder Proposals” on page 82.

Governance, Ethics, and Communications Policies

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles to set forth its guiding principles concerning our governance practices relating to the size and function of the Board of Directors. The Corporate Governance Principles address, among other items, the Board’s principles regarding director independence, the functions of the Chairman and Lead Independent Director, executive sessions of independent directors, committee structure and responsibilities, evaluations of the board and the Chief Executive Officer, succession planning, and management responsibilities. You will find our Corporate Governance Principles on our website, www.joyglobal.com, under the Governance tab in the Leadership section of the Investor Center page.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to the Chief Executive Officer and senior financial officers, including the Chief Financial Officer and Chief Accounting Officer. The most recent version of the Code of Ethics, which is consistent with regulations of the Securities and Exchange Commission (“SEC”) and New York Stock Exchange listing standards, is available on our website at www.joyglobal.com, under the Governance tab in the Leadership section of the Investor Center page.

In the event of any amendment to, or waiver from, a provision of the Code of Ethics, we will promptly post the date and nature of such amendment or waiver, as well as related information, on our website.

Worldwide Business Conduct Policy and Employee Training and Certification

The Board of Directors has adopted the Joy Global Inc. Worldwide Business Conduct Policy, which governs the actions of all officers, employees, and directors of Joy Global and our subsidiaries. The Worldwide Business Conduct Policy is designed to foster compliance with all applicable legal requirements and to reflect our commitment to the highest principles of business ethics and integrity. The Worldwide Business Conduct Policy is published in the primary language of the countries in which we operate and is made available to all employees. The Worldwide Business Conduct Policy is available on our website, www.joyglobal.com, under the Governance tab in the Leadership section of the Investor Center page.

We require U.S. full-time salaried employees who are not members of a collective bargaining group, equivalent employees outside of the United States, and certain third parties worldwide to complete the Joy Global Inc. Worldwide Business Conduct Policy Training and Certification Program on an annual basis. This program includes completion of online ethics training and certification that the employee or third party has reviewed the Worldwide Business Conduct Policy and has disclosed all known violations of this policy to management. The online ethics training provides guidance on how to properly identify potential Worldwide Business Conduct Policy violations and appropriately respond to possible violations. In Fiscal 2015, approximately 5,800 employees and third parties completed the mandatory program, which was conducted in the primary language of the countries where those employees and such third parties were required to participate.

In addition, all members of our Board of Directors annually certify that they have complied with the Worldwide Business Conduct Policy.

Employee Hotline

Communications from employees regarding accounting, internal accounting controls, auditing matters, or any violation of the Joy Global Inc. Worldwide Business Conduct Policy may be directed to the Secretary, or may be made anonymously through the Joy Global Inc. Employee Hotline. Employees may access the Employee Hotline 24 hours a day, seven days a week through a toll-free number or by making an online report with our third-party Employee Hotline service provider. We prohibit retaliation against any employee who raises a good faith concern regarding compliance with the Worldwide Business Conduct Policy or any other corporate governance policy.

Committees

The Board’s standing committees are the Audit Committee, the Human Resources and Nominating Committee, and the Executive Committee. In addition, the Board may from time to time authorize additional ad hoc committees, as it deems appropriate.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Exchange Act. Current members of the Audit Committee are Gale E. Klappa (Chair), Steven L. Gerard, P. Eric Siegert, and James H. Tate. The Board of Directors has determined that Messrs. Klappa, Gerard and Tate are each audit committee financial experts within the meaning of SEC rules. The Board of Directors has also determined that all members of the Audit Committee are independent and financially literate under New York Stock Exchange Listed Company Manual Sections 303A.02 and 303A.07, respectively.

The Audit Committee has the sole authority to appoint and replace the Independent Auditor and is directly responsible for the compensation and oversight of the Independent Auditor. The Audit Committee met 10 times during Fiscal 2015. The primary function of the Audit Committee is to assist the Board in monitoring:

(1)	the integrity of our financial statements, including our internal control over financial reporting;

(2)	the Independent Auditor’s qualifications and independence;

(3)	the performance of our internal audit function and the Independent Auditor;

(4)	our overall risk management profile, including risk assessment, management of financial risks, and risk management policies; and

(5)	compliance with legal and regulatory requirements.

Human Resources and Nominating Committee

Current members of the Human Resources and Nominating Committee are John T. Gremp (Chair), Mark J. Gliebe, and Richard B. Loynd. The Human Resources and Nominating Committee met five times during Fiscal 2015. The Board of Directors has determined that all members of the Human Resources and Nominating Committee are independent under New York Stock Exchange Listed Company Manual Section 303A.02.

The primary functions of the Human Resources and Nominating Committee are to:

(1)	develop and recommend to the Board corporate governance principles;

(2)	review management staffing and make recommendations to the Board;

(3)	review and approve management compensation programs;

(4)	administer our equity and incentive compensation plans;

(5)	evaluate the Board and management;

(6)	evaluate Board practices and make recommendations to the Board;

(7)	develop and recommend qualifications for directors to the Board;

(8)	manage a process for identifying and evaluating director nominees;

(9)	evaluate and recommend to the Board director nominees; and

(10)	develop and recommend to the Board director compensation programs.
The Human Resources and Nominating Committee will consider director candidates recommended by shareholders. Shareholder nominations of directors for election at an annual meeting of shareholders must be directed to our principal executive offices, 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, to the attention of the Secretary, not less than 90 days before nor more than 120 days before the first anniversary of the preceding date of the previous year’s annual meeting. A shareholder nomination of a director candidate must comply with, and contain all of the information specified in, our bylaws.

When reviewing director candidates, the Human Resources and Nominating Committee is directed by our Corporate Governance Principles to consider the following qualifications for service as a director:

(1)
the background, experience, skills and education of the candidate, which shall include, but not be limited to, consideration of public company experience, industry background, international experience, leadership, diversity (viewed comprehensively, including with respect to background, experience, skill, education, age, gender, race, ethnicity and national origin), capital markets, accounting, legal or regulatory expertise and other qualities it deems important to enhance the ability of the Board of Directors to manage and direct our affairs;

(2)	ability to comprehend and advise with respect to our goals and strategy and ability to effectively oversee management’s actions to implement a strategic plan to accomplish our goals;

(3)	a history of conducting his or her professional and personal affairs with the utmost integrity and observing the highest standards of values, character, and ethics; and

(4)
a willingness to invest the time necessary to prepare for Board and committee meetings, to attend Board and committee meetings, to be present at annual shareholder meetings, and to be available for consultation with other directors and executive management.

The Human Resources and Nominating Committee also believes that it is generally desirable for all non-employee directors to be able to satisfy the criteria for independence established by the SEC and New York Stock Exchange listing standards. The Board of Directors has determined that each director, other than Mr. Doheny, is a non-employee director and is independent under New York Stock Exchange listing standards.

The Human Resources and Nominating Committee and the Board of Directors have also developed procedures for identifying and evaluating persons recommended to be nominated for election as directors, including nominees recommended by shareholders. Under these procedures, the Committee will, among other things:

(1)	review the qualifications and performance of incumbent directors to determine whether the Committee recommends that they be nominated for a further term;

(2)	investigate and review the backgrounds and qualifications of candidates recommended by shareholders, management, or other directors to determine their eligibility to be nominated to become directors;

(3)	consider the appropriateness of adding additional directors to the Board; and

(4)	interview candidates for nomination.
In evaluating candidates for the Board of Directors, the Human Resources and Nominating Committee considers the qualifications discussed above. The Human Resources and Nominating Committee will seek to include diverse candidates meeting these qualifications, including women and minority candidates, in the pool of candidates from which it recommends director nominees, consistent with applicable law and the exercise of its fiduciary duties. In addition, if the Committee engages a director search firm or other professional to assist in the identification of director nominees, it will provide instructions that diverse candidates meeting our director qualification standards be identified in the candidate pool. The Committee intends to monitor this issue over time.

Executive Committee

Current members of the Executive Committee are John Nils Hanson (Chair), Edward L. Doheny, and Steven L. Gerard. The Executive Committee may act upon a matter when it determines that prompt action is in the best interests of the corporation and it is not feasible to call a meeting of the full Board. In connection with the performance of its responsibilities, the Executive Committee has all powers of the Board of Directors, except as prohibited by law or otherwise limited by our Certificate of Incorporation or bylaws or by Board resolution.

In addition, the Executive Committee possesses authority to consider specific proposals to:

(1)	modify the corporation’s capital structure;

(2)	acquire or divest businesses;

(3)	acquire a company;

(4)	make significant investments in the corporation; or

(5)	entertain strategic alliances with the corporation.
The Executive Committee does not have regularly scheduled meetings and did not meet in Fiscal 2015.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our executive compensation policies and decisions that affect the compensation that we pay to our named executive officers. These policies and decisions are established by the Human Resources and Nominating Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee.

The purpose of this discussion and analysis is to provide an overview of our compensation philosophy and practices in order to provide our investors with an understanding of how and why our executive compensation decisions are made. This includes our emphasis on performance-based compensation, the role of the Committee, the process through which the Committee makes compensation determinations, and the components of our compensation program for our named executive officers. When we refer to our named executive officers, we are referring to the five individuals listed below, who were our executive officers serving at the end of Fiscal 2015 and our former Executive Vice President and Chief Operating Officer, who departed on September 4, 2015. These individuals were the only persons who served as our executive officers in Fiscal 2015. The Fiscal 2015 compensation for the following individuals is set forth below in the Summary Compensation Table and subsequent compensation tables:

•	Edward L. Doheny II, our President and Chief Executive Officer;

•	James M. Sullivan, our Executive Vice President and Chief Financial Officer;

•	Sean D. Major, our Executive Vice President, General Counsel and Secretary;

•	Johannes S. Maritz, our Executive Vice President, Human Resources; and

•	Randal W. Baker, our former Executive Vice President and Chief Operating Officer.

Overview of Executive Compensation Policies and Fiscal 2015 Compensation

Our Compensation Philosophy, Policies and Practices

Executive Compensation Philosophy

Our goal is to retain and attract experienced and talented executive officers and to develop them to achieve our short-term and long-term operational and strategic objectives that produce and promote shareholder value. To achieve this goal, we seek to provide opportunity for our executive officers and other senior managers to earn compensation that is competitive with other manufacturing companies of comparable size, global reach and complexity. In addition, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers and other senior managers in working toward the achievement of our strategic and operational objectives. Accordingly, we have designed our incentive programs with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of outstanding commitment and contribution to our performance.

Pay for Performance

Because our executive officers have primary responsibility for developing and executing our short- and long-range business strategy, they have the greatest impact on our performance and should be held most accountable for results. Our executive compensation program is therefore designed to increase the proportion of an executive’s pay that is considered to be “at-risk” as his or her responsibilities increase. We consider at-risk pay to include annual cash incentive awards and long-term equity awards and believe that such compensation should have the potential to significantly exceed our named executive officers’ base salary. Targets are set for both the annual cash incentive and performance awards at levels that will reward our executive officers for the achievement of outstanding and sustained company performance over time. We believe this emphasis on performance-based compensation as the most significant aspect of our executive officers’ compensation package aligns the interests of our executives and shareholders and provides strong incentives for these individuals to execute our corporate strategy and positively influence our overall performance.

Compensation Governance Practices

Our executive compensation programs include the following governance best practices:

•
Executive Employment Agreements. We do not maintain employment agreements with our named executive officers, other than change in control and indemnification agreements. Accordingly, our named executive officers are not provided with minimum base salaries or pre-determined bonuses, equity awards or other incentives.

•
Equity Grant Practices. We conduct an annual compensation review at the Committee's first meeting of our fiscal year, which is normally held in early December, at which the Committee grants equity awards and determines the payout of performance awards granted in prior years. With the exception of new hire grants and grants made in Fiscal 2013 in connection with our executive leadership succession process, our practice is to grant equity awards only as part of this annual compensation process. Stock option grants are never backdated and are issued with an exercise price equal to the fair market value of our common stock on the date of the grant. Stock options may not be repriced without shareholder approval, other than pursuant to an adjustment that affects all shares of our common stock.

•
Executive Stock Ownership Levels. Since Fiscal 2010, all of our equity award agreements have contained provisions limiting the ability of our executive officers to sell our common stock unless they have satisfied minimum stock ownership requirements. Under these requirements, our Chief Executive Officer is expected to own shares having a market value equal to at least five times his base salary and our other executive officers are expected to own shares having a market value equal to at least two and one-half times their base salaries. Unless these ownership levels are satisfied, at the time a trade is executed our Chief Executive Officer and other executive officers are required to retain shares of our common stock having a market value equal to at least 50% and 25%, respectively, of pre-tax compensation realized upon payment of any stock-settled performance awards, exercise of any stock options or settlement of any restricted stock units.

•
Ability to “Claw Back” Incentive Awards. Our Board of Directors adopted a Compensation Recovery Policy, effective December 1, 2015, under which we will seek to recover cash or equity-based incentive-based compensation from current or former executive officers and employees if we are required to restate any of our previously issued financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws. This policy will require the company, in most circumstances, to obtain reimbursement of compensation that is granted, earned or vested based on achievement of a financial reporting measure in the three years preceding the date a restatement becomes required. In addition, our equity award agreements issued since Fiscal 2011 have contained “clawback” provisions pursuant to which we may seek to recover equity-based compensation from any current or former named executive officer if we are required to restate any previously issued financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws.

•
Performance Awards - No Dividend Accrual. Performance award payouts are based solely on achievement of stated performance criteria. We do not pay dividends or dividend equivalents on performance awards.

•	Stock Options - No Dividend Accrual. We do not pay dividends or dividend equivalents on stock options.

•
Tax Treatment of Perquisites. In January 2015 we eliminated tax gross-ups for club initiation fees and personal use of corporate aircraft. We only provide gross ups for personal income taxes incurred in connection with our broad-based relocation program and in connection with post-separation welfare benefits.

•
No Gross-ups on Severance Payments. Our change of control agreements with our named executive officers do not provide for “golden parachute” or other excise tax reimbursements on severance payments, other than in connection with post-separation welfare benefits. These agreements also permit the executive to elect to receive a lower payment from us if it would result in the executive receiving a higher benefit after application of federal excise taxes.

•
Compensation Program Risk Assessment. We annually evaluate our compensation practices for potential risks. We do not believe that our compensation policies or practices present risks that may have a material adverse effect on our business, results of operations, or liquidity.

•	Independent Compensation Consultant. The Committee has retained an independent compensation consulting firm that does not provide any other services to the company.

•
Adoption of Double-Trigger Vesting for Equity Award Grants. In December 2015, we amended our change of control employment agreements with our named executive officers to provide that beginning in Fiscal 2016, equity award grants will be subject to “double-trigger” vesting provisions in the event of a change of control. As a result of these revisions, future equity awards, including any awards granted under the 2016 Plan, if it is adopted by shareholders, will vest upon a qualifying termination following a change of control, rather than vesting automatically upon the occurrence of the change of control.

Consideration of Prior Shareholder Advisory Votes on Executive Compensation

Management and the Committee have considered the view of our shareholders, as expressed through their annual advisory vote on our executive compensation, in the development of our executive compensation program. In this regard, shareholders supported our named executive officers’ compensation at the 2014 annual meeting, which was the most recent vote at the time Fiscal 2015 compensation decisions were made, with 98% of the vote. At our 2015 annual meeting, our shareholders again expressed support for our named executive officers’ 2014 compensation with 97% of votes cast. We view these levels of shareholder support for our executive compensation program as indicative of broad shareholder agreement with the philosophy and policies on which our executive compensation program is premised. In particular, we believe that shareholders support our belief that performance-based compensation should be the largest component of executive officer compensation packages. As a result, we and the Committee considered the results of the shareholder advisory vote at the 2015 annual meeting and determined to continue our practice of emphasizing performance-based compensation. We believe that the matters discussed herein, including “Key Fiscal 2015 Compensation Decisions,” demonstrate our ongoing commitment to refine and improve our executive compensation in accordance with our executive compensation philosophy.

Our 2015 Performance and Compensation

We are a leading manufacturer and servicer of high productivity mining equipment for the extraction of metals and minerals. We manufacture and market original equipment and parts and perform services for both underground and surface mining, as well as certain industrial applications. Our equipment is used in major mining regions throughout the world to mine coal, copper, iron ore, oil sands, gold and other minerals and ores. We also offer comprehensive direct service, which includes our smart service offerings, near major mining regions worldwide and provide extensive operational support for many types of equipment used in mining.

Fiscal 2015 was one of the most challenging years for the commodities markets in decades. Our financial results continued to be pressured by the follow on effects of weaker commodity pricing, with customers delaying capital expenditures and maintenance decisions, idling equipment and further rationalizing required parts and service. Most commodity markets remained in surplus in Fiscal 2015, which contributed to a depressed pricing environment and a third consecutive annual decline in mining industry capital expenditures. Despite these market conditions, we remained focused on solving our customers’ toughest challenges, accelerating our footprint optimization plans, implementing further cost reductions and driving cash from operations to strengthen our balance sheet.

Fiscal 2015 strategic highlights include:

•
We advanced our underground hard rock growth strategy by complementing our 2014 purchase of Mining Technologies Inc. with the acquisition Montabert S.A.S which specializes in the design, production and distribution of high quality hydraulic rock breakers, drilling equipment and related parts and tools;

•	We delivered our new underground hard rock loader which utilizes our proprietary switched reluctance technology and is expected to be more efficient and last longer than competitive equipment;

•	We delivered our first hybrid excavator which also utilizes our switched reluctance technology with the hybrid diesel-electric system and expands our market coverage;

•	We exceeded our cost reduction targets;

•
We delivered strong cash flow which positioned us to strengthen our balance sheet through the early redemption of our $250 million aggregate principal amount of our 6% Senior Notes due November 2016; and

•	We proactively amended our Credit Agreement to provide increased financial flexibility for an extended downturn by increasing our near-term leverage limits.

We continue to focus on direct service, technology and operational execution in this challenging market, all while optimizing our global manufacturing footprint. Achieving this balance is critical for our business, as it will make us more efficient, responsive and competitive throughout the current part of the cycle and better positioned for profitable growth as markets improve.

The following table highlights key metrics of our financial performance for Fiscal 2015 and the two preceding fiscal years.

Financial Highlights	Fiscal 2015	Fiscal 2014	Fiscal 2013
(in thousands, except per-share information)
Net Sales	$3,172,147	$3,778,310	$5,012,697
Gross Profit	$838,922	$1,124,077	$1,613,129
Gross Profit Percentage	26.4%	29.8%	32.2%
Impairment Charges	$1,338,241	—	$155,200
Operating (Loss) Income	($1,109,389)	$527,526	$835,430
Operating (Loss) Income Percentage	(35.0)%	14.0%	16.7%
Net (Loss) Income	($1,178,004)	$338,118	$536,534
Diluted (Loss) Earnings Per Share from Continuing Operations	($12.08)	$3.35	$5.02
Cash Dividends Per Share	$0.80	$0.75	$0.70
Weighted Average Diluted Shares Outstanding	97,493	100,939	106,996

Key Fiscal 2015 Compensation Decisions

•
Base Salaries. In January 2015, base salaries were increased by 3% for Messrs. Sullivan, Major, Maritz and Baker, which was consistent with the range of annual salary increase provided to our other salaried employees. Mr. Doheny received a 5% salary increase in January 2015 to bring his compensation in line with market data.

•
Annual Cash Incentive Payouts. No annual cash incentive awards were paid to named executive officers for Fiscal 2015 because our adjusted operating profit margin did not exceed 10%, which was the threshold established by the Committee for the payment of such awards.

•
Long-Term Incentive (“LTI”) Award Grants. In Fiscal 2015, we provided LTI award grants to our named executive officers that consisted of 60% performance awards, 25% stock options and 15% restricted stock units. This allocation reflects an increased weighting of performance shares compared to our Fiscal 2014 grant practice and provides a greater emphasis on LTI opportunity that is tied to specific operating goals.

•
No Payout for Fiscal 2013 Performance Awards. Our executives did not receive any payout for performance awards granted in Fiscal 2013 due to financial performance that fell below the minimum threshold level of average EPS performance over the three-year performance period that concluded in Fiscal 2015. The minimum threshold for payout for this performance period was $4.45, while our average annual adjusted EPS during this period was $3.72. This outcome was the result of the continuing deterioration of global mining industry conditions throughout the performance period.

Fiscal 2015 Total Direct Compensation

The Committee annually determines the mix and weightings of the elements of our compensation program. We believe the relative weighting of base salary to performance-based compensation, consisting of short-

term cash incentives and long-term equity awards, reflects our commitment to pay for performance principles. In this proxy statement, we refer to short-term incentives and LTI awards as “at-risk” compensation due to the fact that the value of such compensation is tied to our operating performance and the performance of our common stock. We refer to base salary and at-risk compensation together as total direct compensation.

The following table provides an overview of total direct compensation received by our named executive officers in Fiscal 2015. This table does not include all of the information included in the Summary Compensation Table, which appears on page 55. In particular, this table excludes amounts reported in the “Change in pension value and nonqualified deferred compensation” and “All other compensation” columns of the Summary Compensation Table.

Fiscal 2015 Direct Compensation
Named Executive Officer	2015 Base Salary	Short-Term Incentives	Stock and Option Awards	2015 Total Direct Compensation	% Change from 2014

Mr. Doheny	$983,155	$0	$4,231,838	$5,214,993	19.4%
Mr. Sullivan	$570,045	$0	$1,271,402	$1,841,447	3.6%
Mr. Major	$489,654	$0	$855,861	$1,345,515	(6.3)%
Mr. Maritz	$387,338	$0	$676,342	$1,063,680	(7.5)%
Mr. Baker (1)	$729,715	$2,333,272	$2,029,026	$5,092,013	(12.7)%

(1) Short-term incentives for Mr. Baker are comprised of severance payments in connection with his separation from the company on September 4, 2015.

The table below reflects the mix of total direct compensation for Fiscal 2015 for our Chief Executive Officer and the average mix for our other named executive officers. Highlights of our mix of total direct compensation for Fiscal 2015 include the following:

•	At-risk compensation exceeded 75% of total direct compensation for our Chief Executive Officer and two-thirds of total direct compensation for all of our other named executive officers;

•
Equity awards are the most significant component of our executive compensation program, with future realizable compensation dependent upon our operating performance and change in share price over a number of years; and

•
Named executive officers did not receive short-term incentive compensation because our adjusted operating profit margin did not exceed the threshold established by the Committee for the payment of such awards.

Our Compensation Decision Process

Role of the Committee, Independent Consultant and Management

The Committee serves as our compensation committee and is charged with overseeing and administering all compensation actions related to our named executive officers. The Committee’s charter is available on our website.

The Committee is specifically authorized in its charter to retain external legal, accounting, or other advisors and consultants. The Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent executive compensation consultant. Cook & Co. was retained directly by the Committee, performed no other services for us in Fiscal 2015, and worked with management only under the direction of the Committee chair. The Committee has assessed the independence of Cook & Co. pursuant to the New York Stock Exchange listing standards and SEC rules and is not aware of any conflict of interest that would prevent Cook & Co. from providing independent advice to the Committee.

Among other tasks assigned by the Committee, in Fiscal 2015 Cook & Co.:

•	provided assistance with a review of our long-term incentive programs and the competitiveness of our grant practices;

•	prepared annual analyses on the competitiveness of compensation to be paid to our Chief Executive Officer, other named executive officers and our non-employee directors;

•	provided advice to the Committee on executive compensation trends and regulatory developments, including the design and implementation of our clawback policy; and

•	provided advice and assistance developing the 2016 Plan.

Our Chief Executive Officer and Executive Vice President, Human Resources work with internal resources and Cook & Co. to design compensation and benefit programs applicable to executive officers, recommend amendments to existing compensation and benefit programs, prepare necessary briefing materials for the Committee’s review as part of its decision-making process and implement Committee decisions.

Use of Market Compensation Data

Before the Committee makes the foregoing determinations, the Chief Executive Officer provides his recommendations to the Committee on compensation actions for all executive officers, other than himself. The Chief Executive Officer also discusses with the Committee his assessment of the performance of our executive officers and any other factors that he believes the Committee should consider in making compensation decisions. The Committee reviews competitive market compensation data for our executive officers compared to similarly situated executives in a peer group, which for Fiscal 2015 consisted of the 14 manufacturing companies listed below:

• AGCO Corporation	• Ingersoll-Rand plc
• Cameron International Corporation	• The Manitowoc Company, Inc.
• Crane Co.	• Oshkosh Corporation
• Dover Corporation	• Pentair Ltd.
• Flowserve Corporation	• Terex Corporation
• Harsco Corporation	• The Timken Company
• Illinois Tool Works Inc.	• Trinity Industries, Inc.

In selecting the peer group, the Committee considered publicly traded manufacturing companies with reasonably comparable business operations, market capitalization and revenues. The peer group companies generally utilize similar business models and, like Joy Global, operate in highly competitive global markets. However, we are the only large, independent public company in the United States engaged solely in manufacturing and servicing equipment for the mining industry. Accordingly, cyclical fluctuations in the mining industry due to commodity price volatility, competitive pressures or economic factors affecting the industry may cause our results for any particular period to differ significantly from those of some or all of the other manufacturing companies included in the peer group. The Committee evaluates peer group composition annually and makes changes as it deems appropriate. The Committee determined in September 2014 that the peer group used for Fiscal 2015 would have the same composition as the peer group used in Fiscal 2014. In September 2015, the Committee determined that the peer group for Fiscal 2016 will add Colfax Corporation, Kennametal Inc., Oceaneering International, Inc. and Superior Energy Services, Inc. and remove Illinois Tool Works and Ingersoll-Rand to better reflect the company's current size.

In addition to reviewing peer group data, the Committee reviews third party survey data from Aon Hewitt and the Hay Group in order to obtain additional insight into market compensation practices. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process.

Establishing Executive Compensation

We have not entered into employment agreements with our named executive officers that determine their annual compensation. Instead, the Committee conducts an annual assessment to establish appropriate compensation levels based on its evaluation of executive performance and achievement of objectives and metrics selected to measure such performance. The Committee annually reviews our compensation structure and programs, including potential risks that may be associated with particular forms of compensation; retirement, benefit, severance programs; and management succession plans. The Committee annually reviews the role of the Chief Executive Officer in our performance and in advancing our strategic objectives and other factors relating to his performance during the year, as well as establishing his performance objectives and targets for the upcoming fiscal year.

The Committee makes its annual compensation decisions at its first meeting of our fiscal year, which is normally held in early December. At this meeting, the Committee evaluates performance against targets for the just-concluded performance periods, and determines the associated corporate performance payout components, determines awards earned by executive officers under our annual incentive program for the previous fiscal year, and grants annual equity awards.

At the meeting, the Committee also establishes target levels of total compensation for our executive officers for the current fiscal year. The Committee’s general goal is to position target compensation, on average, at the median of the peer group for the named executive officers. Target compensation for each named executive officer may be set above or below median based on a variety of factors, including time in position, sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation to each named executive officer varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive. Once an overall target compensation level is established, the Committee considers the weight of each principal component of compensation within the intended total target compensation. The principal components of compensation include base salary, annual cash incentives, performance awards, stock options and restricted stock units, each of which is described in the following section of this Compensation Discussion and Analysis.

In setting target levels of compensation, our executive compensation program takes into account marketplace compensation for executive talent, internal equity with our employees, past practices, business and individual results, and the talents, skills, and experience of our individual executive officers. With respect to our Chief Executive Officer, the Committee reviews salary adjustments and incentive plan payouts for the most recently concluded one- and three-year performance periods. The Committee then recommends targets for the upcoming one- and three-year performance periods based upon benchmarking studies for other chief executives within our peer group.

With respect to performance-based compensation, the Committee establishes, using information provided by management and in consideration of the annual budget and long-term strategic plan approved by the Board of Directors, performance criteria and target goals for the participants at the beginning of each performance period. At the conclusion of a performance period, performance is measured against the pre-established criteria for each program. Once threshold performance levels have been achieved, we utilize multiple measures of performance under our programs to ensure that no single aspect of performance is rewarded in isolation of the various performance criteria affecting shareholder value. We believe this approach results in a balanced evaluation of executive performance and prevents performance incentives from being distorted in a manner that may adversely affect our operations.

Principal Components of Fiscal 2015 Executive Compensation

Our executive compensation program has five principal components that are intended, collectively, to compensate and create incentives for our named executive officers with respect to annual and long-term performance. These five principal components are base salary, annual cash incentives, performance awards, stock options and restricted stock units.

Salary

Base salary is intended to provide our executive officers with a level of stable income that is competitive within our peer group. There are also motivational and reward aspects to base salary, as base salary can be adjusted from year to year to account for considerations such as individual performance and time in position. Base salary is also a factor in determining the amount of awards under, and eligibility to participate in, many of our compensation and benefits arrangements. The Committee establishes base salaries for our named executive officers annually at its first meeting of the fiscal year. To maintain peer competitiveness, in January 2015 each of our named executive officers received salary increases of 3%, except Mr. Doheny who received an increase of 5% in order to bring his compensation more closely in line with the market median.

Name	2014 Base Salary ($)	2015 Base Salary ($)	Percent Increase

Mr. Doheny	927,000	973,350	5%
Mr. Sullivan	546,000	562,380	3%
Mr. Major	469,000	483,070	3%
Mr. Maritz	371,000	382,130	3%
Mr. Baker	824,000	848,720	3%

Annual Cash Incentives

As part of our pay-for-performance philosophy, we establish annual cash incentives for our executives and managers to achieve selected financial, strategic, and other business goals. This plan is intended to link employee pay to the performance of the business and reward employees for improvements in profitability and asset utilization.

Based on peer group and market survey data, the Fiscal 2015 target cash incentive opportunity for each named executive officer was as follows.

Name	Fiscal 2015 Target Cash Incentive as Percent of Base Salary	Fiscal 2015 Target Cash Incentive ($)

Mr. Doheny	100%	973,350
Mr. Sullivan	70%	393,666
Mr. Major	60%	289,842
Mr. Maritz	60%	229,278
Mr. Baker	80%	678,976

We award two-thirds of calculated annual cash incentive based on company-wide performance. The remaining one-third is allocated based on individual performance with respect to various performance objectives, as described in more detail below. While the final annual cash incentive to the named executive officers is ultimately in the judgment of the Committee, any such payout will occur only if the following company financial goals are achieved.

	Annual Incentive Metric	Rationale

Gate:	Positive Adjusted Pre-tax Income	• Qualifies the annual cash incentive for deductibility under Section 162(m). Failure to attain this goal results in no annual cash incentive payout.

Primary:	Adjusted Operating Profit as Percentage of Net Sales (Adjusted Profit Margin)	• Key measure of our profitability

Multiplier:	Average Trade Working Capital as Percentage of Net Sales (Trade Working Capital Velocity)	• Key measure of our operating efficiency

The performance “gate” for annual cash incentive payout to executive officers is positive adjusted pre-tax income. Positive is defined as pre-tax income greater than zero, adjusted to eliminate the effects of tangible and intangible asset impairments, pension and other post-retirement benefit mark-to-market adjustments, excess purchase accounting and other acquisition related expenses. If we do not have positive adjusted pre-tax income for the fiscal year, the named executive officers will not receive a cash incentive payment. Assuming we have had positive adjusted pre-tax income, the Committee then exercises its discretion to reduce the maximum annual cash incentive payout to an amount calculated in the same manner as our annual cash incentive program for employees other than our executive officers. These annual incentive amounts are calculated based on our adjusted operating profit margin and application of a multiplier based on average trade working capital velocity. As indicated in the table below, the resulting payout factor may range from 0.0 to 2.0 of each participant’s target cash incentive set forth above, increasing as our profitability and operating efficiency improve.

Adjusted operating profit margin and average trade working capital velocity are non-GAAP measures. Adjusted operating profit margin is derived from our adjusted operating profit, which is our operating profit before unusual items, including restructuring charges, pension curtailment charge and acquisition-related expenses, partially offset by unusual period-end items. Average trade working capital velocity is a measure of operating efficiency that is calculated as an average of our trade working capital calculated over a 13-month period ended October 30, 2015, divided by net sales for Fiscal 2015. Average trade working capital is calculated as the sum of our average accounts receivable and inventories less accounts payable and advance payments and progress billings. Average trade working capital velocity measures management’s efficiency over the year of managing accounts receivable terms and collections, obtaining advance payments on customer orders, negotiating terms with our suppliers and aligning inventory levels with current production schedules, customer demand and our direct service model.

The method of determining cash incentive awards is intended to drive an appropriate balance under which trade working capital performance complements, but does not offset, profitability. The payout scale applicable to Fiscal 2015 is shown in the table below.

Performance Achievement	Adjusted Operating Profit Margin	Multiplier Applied to Adjusted Operating Profit Margin (A)	Trade Working Capital Velocity	Multiplier Applied to Trade Working Capital Velocity(B)	Combined Payout Factor (A*B)

Threshold	10.0%	0.00	39.0%	0.67	0.00
Minimum	13.0%	0.50	39.0%	0.67	0.34
Target	14.7%	1.07	37.8%	0.87	0.93
Maximum	16.0%	1.50	35.0%	1.33	2.00

The adjusted operating profit and trade working capital multipliers are established on a straight-line basis between the points shown in the table.

Our historical annual cash incentive payout factors over the three preceding fiscal years were as follows:

Historical Annual Cash Incentive	2014	2013	2012
Payout Factor	1.12	0.75	1.19

As noted above, two-thirds of the calculated annual incentive is allocated automatically and the remaining one-third is allocated based on individual performance measured against a variety of individual performance objectives that are established early in each fiscal year by the Committee and designed to align with our overall business plans. This portion of the annual cash incentive may be adjusted up or down, subject to the overall 200% cap on target cash incentive payments set forth above. The table below highlights each named executive officer’s individual performance objectives for Fiscal 2015.

Mr. Doheny	• Creating long term growth from new products, services, markets, geographies and acquisitions beyond coal.
• Operating performance goals measured by safety, productivity, quality and customer satisfaction.
• Building a stronger global leadership team and a culture and values aligned with our business strategy.
• Driving shareholder value through financial metrics for sales, bookings, margins, cash flow, working capital management and operating leverage.

Mr. Sullivan	• Leading efforts to meet annual cost reduction and cash flow targets.
• Improved working capital performance.
• Capital structure and capital allocation priorities.
• Leadership of our information systems, audit and investor relations functions.
• Ensuring that acquisition outcomes met business case financials.

Mr. Major	• Leading a legal function with key outputs related to enabling new product development activities through contract development and intellectual property management.
• Alignment of acquired businesses with Joy Global contracting processes and procedures.
• Key goals related to acquisition activities.
• A broad range of preventative law programs focused on compliance and enabling business growth.

Mr. Maritz	• Organizational re-design and development of talent to enable longer term growth in products and service.
• Achievement of cost reduction targets related to employment costs.
• Successful execution of a number of key union contracts in Fiscal 2015.
• Implementation of globally consistent environment, health and safety programs and metrics and achieving world-class safety performance in Fiscal 2015.

The Committee considered the achievement of the corporate goals and each named executive officer’s personal performance for Fiscal 2015 and determined that no annual cash incentive payment should be made. The Committee concluded that no such payments were warranted because our adjusted profit margin did not exceed 10%, which was the threshold level established by the Committee, thus resulting in a payout factor of 0.0.
The Committee, in its discretion, may from time to time grant an individual bonus to a named executive officer or other senior manager for achievement of certain accomplishments in addition to an executive’s individual objectives under our annual cash incentive program. No discretionary bonuses were paid to named executive officers or senior managers in Fiscal 2015.

Performance Awards

The Committee grants performance awards to provide executive officers and other senior management with long-term incentives to improve the quality of earnings and our share price performance. Each performance award represents the right to earn one share of our common stock. The Committee believes that the performance award program serves as a powerful retention tool and motivates senior management to attain performance levels linked to long-term returns for our shareholders. The Committee, taking into consideration the input of the Chief Executive Officer, annually determines performance objectives and sets the baseline number of performance awards to be paid out based on the attainment of these objectives. In establishing this baseline, the Committee considers the scope of the duties performed by each executive officer, as well as compensation relative to our other employees and for comparable positions within our peer group.

To determine the performance awards granted in Fiscal 2015, the Committee used a two-step approach as more fully described below:

	Performance Award Metric Fiscal 2015-2017	Rationale

Gate:	Average Return on Equity
•    Ensure achievement of a threshold level of return on shareholders’ equity before any performance awards can be earned

•    Qualifies the award for deductibility under Section 162(m) of the Internal Revenue Code

Primary:	Average Adjusted EPS	• Reward achievement in earnings per share relative to net sales

The award cycle for performance shares granted during Fiscal 2015 is the three-year period concluding at the end of Fiscal 2017. The performance “gate” for the performance awards distributed to the named executive officers is average return on equity of 10% for the three-year performance period. If this performance level is not achieved, the named executive officers do not receive shares from the award following the conclusion of the performance period. If this performance metric is achieved, the number of performance shares distributable to executive officers will be (i) 180% of the target number of performance shares subject to the performance award or (ii) at the discretion of the Committee, any lower number that, expressed as a percentage of targeted performance shares, is not less than the percentage of the target number of performance shares generally awarded to employees other than executive officers who were granted performance awards in Fiscal 2015.

Historically, the Committee has exercised its discretion and calculated performance award payouts for our executive officers in the same manner used with respect to awards to non-executive employees. In the past, these amounts have been based on our achievement of threshold, target or maximum levels of average adjusted EPS goals that were set at the commencement of the performance period. For the Fiscal 2015 performance awards, the target adjusted EPS goal is based on the actual change in net sales for each year of the performance period. For each such year, target income from continuing operations, the numerator of annual adjusted EPS, is derived based on profitability using a positive 25% operating leverage percentage when the annual change in net sales is positive, and a negative 34% operating leverage percentage when the annual change in net sales is zero, or negative. The operating leverage result is then reduced for interest expense and income taxes at the actual effective tax rates. Diluted weighted average shares used in the calculation are as reported in the corporation’s Annual Report on Form 10-K filed with the SEC. Each year’s targeted adjusted EPS and actual adjusted EPS are averaged for the total three-year period to determine the final payout factor at the end of the period.

The performance achievement and payout scale shown in the table below will be used to determine earned performance awards at the end of the Fiscal 2015-2017 performance period.

Performance Achievement	Target Average Adjusted EPS Achievement	Payout Factor

Minimum Payout	60%	0.25
Target Payout	100%	1.00
Maximum Payout	120%	1.50
The payout factor is established on a straight-line basis between the points shown in the table.

With respect to performance awards granted in Fiscal 2013 for the Fiscal 2013-2015 performance period, no shares were earned at the end of the performance period because our actual average adjusted EPS of $3.72 was below the minimum threshold performance achievement level $4.45.

Stock Options

The Committee believes that stock options are an important component of a sound executive compensation program that help to further align management’s interests with those of our shareholders because the options only have value if the price of our common stock increases after the stock options are granted. In Fiscal 2015, stock options were granted to 42 employees, including executive officers and other senior managers. Stock options vest in three equal annual installments beginning on the first anniversary of the date of the grant and expire 10 years after the grant date. The exercise price of all stock options granted in Fiscal 2015 is the closing market price on the date of the grant.

The number of stock options granted to each named executive officer is shown in the Grants of Plan-Based Awards table.

Restricted Stock Units

The Committee believes that restricted stock unit grants play an important role in retaining our senior management and facilitating the accumulation of a significant ownership stake in the corporation in order to align management’s interests with those of our shareholders. In Fiscal 2015, restricted stock units were granted to 206 employees, including executive officers and other senior managers. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. Prior to Fiscal 2014, restricted stock units were awarded with vesting installments on the third, fourth and fifth anniversaries of the grant dates. In revising the vesting period for these awards, the Committee concluded that a shorter vesting schedule would enhance retention by being more consistent with the practice of our peer companies.

The number of restricted stock units granted to each named executive officer is shown in the Grants of Plan-Based Awards table.

Determining Composition of Compensation Components

We target a total compensation mix for executive officers that is designed to retain, develop and attract experienced and talented executives who are capable of achieving our short-term and long-term strategic and financial objectives, thereby increasing shareholder value.

The overall mix of compensation reflects the Committee’s intention for named executive officers to have the substantial majority of their total compensation opportunity be at risk, and in particular, subject to our long-term performance and changes in shareholder value. The Committee also allocates incentives between short- and long-term performance as described above in order to align executive officers’ interests with those of our shareholders, emphasize achievement of the full spectrum of our business objectives, and retain develop and attract key talent.

We annually evaluate our compensation practices for all employees for potential risks; however, in light of the compensation mix described herein, the nature of our business, and our organizational structure, the Committee does not believe that our compensation policies or practices present risks that may have a material adverse effect on our business, results of operations, or liquidity. As a result, the Committee has not made significant changes to our compensation policies or procedures in response to our risk profile.

Additional Fiscal 2015 Compensation Benefits and Programs

In addition to the principal components of our executive compensation program, we also provide our executives with retirement, health and other personal benefits.

Retirement Plans
Executive officers participate in the full range of retirement plans that are provided for our U.S. salaried employees. The plans are designed to provide replacement income upon retirement. We target our overall benefits to be competitive with median levels at leading manufacturing companies (a group that is somewhat broader than the compensation peer group used for pay comparisons). These benefits consist of:

•	fixed and matching contributions to the Joy Global Retirement Savings Plan (the “Retirement Savings Plan”), our tax-qualified defined contribution plan;

•	fixed and matching contributions to the Joy Global Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”), our supplemental non-qualified defined contribution plan;

•
continued participation in our defined benefit pension plan (the “Joy Global Pension Plan”), for employees whose employment began before May 1, 2005, although the accrual of additional benefits under such plan was frozen on May 1, 2012;

•
if eligible, continued participation in the supplemental executive retirement plan available to participants in the Joy Global Pension Plan (the “Joy Global Supplemental Pension Plan”), although the accrual of additional benefits under such plan was frozen on May 1, 2012; and

•
prior to March 2015, individual replacement contributions to the Retirement Savings Plan and Nonqualified Deferred Compensation Plan to certain eligible employees that were designed to offset the estimated effect of our decision to freeze the accrual of benefits under the Joy Global Pension Plan for participants in such plan.

Executive officers participate in these plans on the same terms as provided to U.S. salaried employees, except that individual replacement contributions for executive officers who participate in the Joy Global Pension Plan were capped at 25%. The first such payment was made in February 2013 and was calculated as a fixed percentage of each eligible employee’s eligible compensation between May 1, 2012 and December 31, 2012. In March 2015, however, we announced the suspension of individual replacement contributions for at least one year. We are not obligated to make individual replacement contributions, and payment of these contributions may remain suspended or be eliminated in the future.

The Nonqualified Deferred Compensation Plan and the Joy Global Supplemental Pension Plan allow us to provide benefits to eligible employees, including executive officers, that are comparable to those that would be available under the Retirement Savings Plan and the Joy Global Pension Plan, respectively, if federal income tax rules applicable to retirement benefits did not include limits on covered compensation and benefits under tax-qualified plans. The supplemental plans use the same benefit formulas as our broad-based tax-qualified plans and use the same types of compensation to determine benefit amounts, including the exclusion from the calculation of retirement benefits of all amounts earned under long-term incentive programs. Neither of our supplemental plans provide for the payment of above-market or preferential interest or dividend rates.

Perquisites

We provide our executive officers with a limited number of perquisites to support our efforts to retain and attract executive talent. We believe these benefits allow our named executive officers to proactively manage their health, work more efficiently, provide appropriate settings for business networking and other business functions and meetings and, in the case of the financial and tax planning program, help them optimize the value received from our compensation and benefits programs:

•	Annual physical exam. We reimburse executive officers for the cost of an annual executive physical and health screening to the extent these charges are not covered by medical insurance.

•
Company car. We provide a car allowance of up to $1,300 per month ($1,400 in the case of the Chief Executive Officer). In addition, we reimburse the executive officers for the cost of gasoline, routine maintenance, and replacement of normal wear-and-tear items.

•
Club membership. We reimburse executive officers for the initiation fees and annual or monthly dues for belonging to either an appropriate country club or social club. We also reimburse the annual membership costs for one airline club.

•	Financial planning and tax preparation. We reimburse executive officers for the cost of annual tax preparation and reasonable financial and estate planning.

•	Home office. We reimburse executive officers for reasonable costs associated with a home office.

In addition, we reimburse executive officers for the cost of relocation under the same policy and guidelines as all other full-time salaried employees who are hired or transferred at our request.

In January 2015 we eliminated the tax gross-up on club initiation fees and for personal use of company-owned aircraft, and in March 2015 we sold our aircraft. As a result, other than with respect to relocation expenses, and post-separation welfare benefits, we do not reimburse current or former employees for the payment of individual income taxes.

We regularly review the benefits provided to our employees, including our named executive officers, and make appropriate modifications based on the Committee’s evaluation of the retentive value of these benefits.
Severance Benefits

To enable us to offer competitive total compensation packages to key executives, as well as to ensure the ongoing retention of these individuals when considering potential takeovers that may create uncertainty as to their future employment with us, we have entered into change of control agreements with our named executive officers. In December 2015 we amended these agreements to provide that beginning in Fiscal 2016, equity award grants will be subject to “double-trigger” vesting provisions. As a result of these revisions, equity awards granted to our named executive officers will vest upon a qualifying termination following a change in control, rather than vesting automatically upon the occurrence of a change of control. The Committee believes that the benefits provided under these agreements are appropriate and are consistent with our objective of retaining and attracting highly-qualified executives. For a detailed description of the benefits provided under the change of control agreements, see the discussion on page 68.

Additional Considerations

Executive Stock Ownership
Since Fiscal 2010, all of our equity award agreements have contained provisions limiting the ability of our executive officers to sell our common stock unless they have satisfied stock ownership requirements. Under these requirements, our Chief Executive Officer is expected to own shares having a market value equal to at least five times his base salary and our other executive officers are expected to own shares having a market value equal to at least two and one-half times their base salaries. Unless these ownership levels are satisfied, at the time a trade is executed, our Chief Executive Officer and other executive officers are required to retain shares of our common stock having a market value at least equal to 50% and 25%, respectively, of pre-tax compensation realized upon payment of any stock-settled performance awards, exercise of any stock options or settlement of any restricted stock units.
Insider Trading Policy Restrictions on Hedging

Our insider trading policy provides that no officer, employee or director may trade in our securities or the securities of any of our business partners on the basis of material non-public information, or in any way facilitate such trading by others. This policy also restricts certain types activities that could be used to hedge or offset the value of a decline in the trading price of our securities. These restrictions include prohibiting our officers, employees and directors, as well as their family members, from buying, selling or writing call or put options on any of our securities at any time and prohibiting such persons from selling short any of our securities at any time.
Effect of Past Grants
Although the Committee annually monitors amounts realizable from prior compensation, such as prior option or stock awards, to date such prior compensation has not been given significant consideration in the Committee’s decisions setting other elements of compensation, such as retirement benefits.
Clawback Provision
Our Board of Directors believes that it is in the best interest of the company and its shareholders that the company’s executive compensation practices be designed to promote accountability and responsible risk-taking and to facilitate an ongoing focus on the quality of the company’s financial reporting. The Committee’s general position is that no executive officer should be allowed to retain any benefit attributable to an error in the determination of a performance measure. Accordingly, our Board of Directors adopted a Compensation Recovery Policy, effective December 1, 2015, under which we will seek to recover cash and equity-based incentive-based compensation from current or former executive officers and employees if we are required to restate any of our previously issued financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws. This policy will require the company, in most circumstances, to obtain reimbursement of compensation that is granted, earned or vested based on achievement of a financial reporting measures in the three years preceding the date a restatement becomes required. Further, since Fiscal 2011, our equity award agreements have contained “clawback” provisions pursuant to which we may seek to recover equity-based compensation from any current or former named executive officer if we are required to restate any previously issued financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws.
Accounting and Share Dilution Considerations
In designing our compensatory programs, we consider the various accounting and disclosure rules associated with various forms of compensation as well as the share dilution and cash flow considerations associated with each program. The Committee seeks to implement plans and policies that maximize financial efficiency and avoid unnecessary or excessive share dilution. Each year, we engage Cook & Co. to conduct a study of the competitive share usage and dilution levels and the aggregate economic costs associated with our long-term incentive compensation, and the Committee considers this analysis when setting an annual budget for equity-based awards.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct compensation in excess of $1 million that is paid in one year to “covered employees” which are our Chief Executive Officer and three other most highly compensated named executive officers (other than our Chief Financial Officer). Section 162(m) provides exemptions from the deduction limit for compensation that qualifies as “performance-based compensation” or is paid after the executive leaves our employment. The Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Committee’s broader compensation objectives and overall compensation philosophy, but may determine to award non-deductible compensation based on its consideration of factors other than deductibility.

Supplemental Disclosure with Respect to Realized Compensation

The following supplemental table summarizes the compensation that our named executive officers actually realized in Fiscal 2013-2015. The amounts reflected in this table differ substantially from “Total Compensation” disclosed in the Summary Compensation Table by reporting the value realized each year from previously awarded equity compensation, rather than the grant date fair value of awards granted during each year, and excluding the amounts under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” The amounts reported in this table and in the charts below should not be considered a substitute for the Summary Compensation Table, which is calculated using accounting and actuarial assumptions required by SEC rules. In addition, the amounts reported in the table do not reflect potential compensation that our named executive officers may realize based on the future performance of our common stock. For information regarding potential future compensation of our named executive officers, refer to Outstanding Equity Awards at Fiscal Year-End 2015 on page 60, Pension Benefits as of Fiscal 2015 on page 63, Nonqualified Deferred Compensation During Fiscal 2015 on page 65, and Potential Payments Upon Termination or Change-in-Control at Fiscal 2015 Year-End on page 66.

2015 Realized Compensation
		Cash Compensation		Equity Compensation(2)

Named Executive Officer	Year	Base Salary	Short-term Incentives(1)	Performance Award Payout	Stock Option Exercises	RSU Payout	Total Realized Compensation
Mr. Doheny	2015	$983,155	$0	$0	—	$330,613	$1,313,768
	2014	$939,635	$1,032,425	$199,897	—	$190,575	$2,362,532
	2013	$853,788	$445,240	$337,878	—	$128,346	$1,765,252
Mr. Sullivan	2015	$570,045	$0	$0	—	$90,373	$660,418
	2014	$553,423	$425,652	—	—	—	$979,075
	2013	$524,231	$275,221	—	—	—	$799,452
Mr. Major	2015	$489,654	$0	$0	—	$168,110	$657,764
	2014	$475,327	$313,359	$124,380	$104,436	$232,102	$1,249,604
	2013	$446,346	$200,856	$234,638	$613,061	$241,628	$1,736,529
Mr. Maritz	2015	$387,338	$0	$0	—	$129,469	$516,807
	2014	$355,942	$234,399	$66,632	—	$117,143	$774,116
Mr. Baker (3)	2015	$729,715	$2,333,272	$0	—	$318,017	$3,381,004
	2014	$835,231	$734,169	$199,897	—	$183,975	$1,953,272
	2013	$776,923	$407,885	$469,275	—	$98,780	$1,752,863

(1)	Short-term incentives consist of non-equity incentive plan compensation and additional discretionary bonuses, if any, awarded by the Committee, each as reported in the Summary Compensation Table.

(2)
Reflects aggregate amounts realized from payout of performance awards, the exercise of stock options and payout of vested restricted stock units, including additional restricted stock units received in lieu of dividends since the date of grant. Performance awards for a given period are paid out in the fiscal year following the end of the award cycle. There was no performance award payout in Fiscal 2015 for the Fiscal 2012-2014 performance cycle. The performance award payout in Fiscal 2014 was for the Fiscal 2011-2013 performance cycle, and the performance award payout in Fiscal 2013 was for the Fiscal 2010-2012 performance cycle. All performance award payouts for the years provided were settled in shares of common stock. Restricted stock units that vested and were paid out in Fiscal 2015 were awarded in Fiscal 2010-2012 and also in Fiscal 2014. Restricted stock units that vested in Fiscal 2014 were awarded in Fiscal 2009-2011 and restricted stock units that vested and were paid out in Fiscal 2013 were awarded in Fiscal 2008-2010.

(3)	In the case of Mr. Baker, the short-term incentives includes severance payments of $2,333,272 in connection with his separation from the company on September 4, 2015.

The charts below reflect compensation realized in Fiscal 2015 by our Chief Executive Officer and the average of our other named executive officers, expressed as a percentage of Total Compensation reported in the Summary Compensation Table.

Fiscal 2015 Realized Compensation as a Percentage of Reported Compensation

Mr. Doheny
24.19%
Average of Other Named Executive Officers(1)
40.05%
Realized Compensation
Compensation Reported in Summary Compensation Table

(1) Excluding Mr. Baker, our former Executive Vice President and Chief Operating Officer, who separated from the Company on September 4, 2015.

Summary Compensation Table

Name and principal position held at the end of Fiscal 2015	Year	Salary	Bonus (1)	Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	Change in pension value and nonqualified deferred compensation earnings (4)	All other compensation (5)	Total ($)
Edward L. Doheny II	2015	$983,155	—	$3,063,718	$1,168,120	$0	—	$216,036	$5,431,029
President and	2014	$939,635	—	$1,631,655	$763,884	$1,032,425	—	$167,035	$4,534,634
Chief Executive Officer	2013	$853,788	—	$2,541,840	$1,007,600	$445,240	—	$317,480	$5,165,948

James M. Sullivan	2015	$570,045	—	$921,082	$350,320	$0	—	$117,531	$1,958,978
Executive Vice President and	2014	$553,423	—	$543,885	$254,628	$425,652	—	$87,372	$1,864,960
Chief Financial Officer	2013	$524,231	—	$529,632	$182,880	$275,221	—	$94,605	$1,606,569

Sean D. Major	2015	$489,654	—	$620,381	$235,480	$0	—	$98,925	$1,444,440
Executive Vice President,	2014	$475,327	—	$441,636	$205,760	$313,359	—	$81,190	$1,517,272
General Counsel and Secretary	2013	$446,346	—	$397,224	$152,400	$200,856	—	$126,164	$1,322,990

Johannes S. Maritz	2015	$387,338	—	$489,582	$186,760	$0	$81,169	$118,631	$1,263,480
Executive Vice President,	2014	$355,942	—	$382,503	$177,468	$234,399	$74,302	$99,793	$1,324,407
Human Resources

Randal W. Baker (6)	2015	$729,715	—	$1,468,746	$560,280	$0	—	$2,540,470	$5,299,211
Former Executive Vice President	2014	$835,231	—	$1,082,633	$509,256	$734,169	—	$132,809	$3,294,098
and Chief Operating Officer	2013	$776,923	—	$2,036,280	$831,900	$407,885	—	$161,993	$4,214,981

(1)
The amounts shown in this column represent bonuses paid at the discretion of the Human Resources and Nominating Committee of our Board of Directors, over and above amounts earned through satisfaction of the performance measures in our annual cash incentive plan. No such bonuses were paid to the named executive officers for the periods presented.

(2)
Stock awards consist of performance awards and restricted stock unit awards. The amounts reflected in the stock and option awards columns and corresponding disclosure in the total compensation column reflect the aggregate grant date fair value of stock and option awards we granted in Fiscal 2015, computed in accordance with Financial Accounting Standards Board Accounting Standards Certification Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). Amounts reported for performance awards granted in Fiscal 2015 assume payout of performance shares at target levels. All assumptions made in the valuation of stock awards and option awards for financial statement reporting purposes in accordance with FASB ASC Topic 718 are discussed in Note 13, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 30, 2015.

(3)
All amounts shown represent earnings for services performed during the fiscal year under our annual cash incentive plan described beginning on page 43. No annual cash incentive awards were paid to named executive officers for Fiscal 2015 because our adjusted operating profit margin did not exceed 10%, which was the threshold established by the Committee for the payment of such awards. None of the named executive officers had any earnings on outstanding awards for any prior fiscal years.

(4)	All amounts reported relate to aggregate changes in pension value.

(5)	We provide our named executive officers with certain additional compensation, which is reflected in the All Other Compensation Table below.

(6)	Mr. Baker separated from the company on September 4, 2015.

All Other Compensation

Executive Officer		Perquisites	Tax Reimbursement	Company Contributions to Defined Contribution Plans	Severance Payments	Total “All Other Compensation”
		(A)	(B)	(C)	(D)

Mr. Doheny	2015	$60,679	—	$155,357	—	$216,036
	2014	$61,226	$223	$105,586	—	$167,035
	2013	$117,175	$84,877	$115,428	—	$317,480
Mr. Sullivan	2015	$39,448	—	$78,083	—	$117,531
	2014	$22,647	—	$64,725	—	$87,372
	2013	$47,174	$21,454	$25,977	—	$94,605
Mr. Major	2015	$35,575	—	$63,350	—	$98,925
	2014	$29,581	—	$51,609	—	$81,190
	2013	$47,800	—	$78,364	—	$126,164
Mr. Maritz	2015	$17,956	—	$100,675	—	$118,631
	2014	$19,688	—	$80,105	—	$99,793
Mr. Baker	2015	$30,082	$52,798	$124,318	$2,333,272	$2,540,470
	2014	$39,525	$36	$93,248	—	$132,809
	2013	$24,118	—	$137,875	—	$161,993

(A)	See the Perquisites Table below for additional information regarding the identification and quantification of perquisites and personal benefits received by our named executive officers.

Perquisites
Executive Officer		Car Expense	Personal Use of Airplane(i)	Club Dues	Relocation Expense	Other (ii)	Total Perquisites

Mr. Doheny	2015	$23,145	—	$28,064	—	$9,470	$60,679
	2014	$22,684	$9,735	$15,942	—	$12,865	$61,226
	2013	$17,402	—	$97,260	$710	$1,803	$117,175
Mr. Sullivan	2015	$26,440	—	$11,808	—	$1,200	$39,448
	2014	$9,850	—	$11,597	—	$1,200	$22,647
	2013	$16,526	—	$28,848	$1,800	—	$47,174
Mr. Major	2015	$28,481	—	$7,094	—	—	$35,575
	2014	$28,481	—	—	—	$1,100	$29,581
	2013	$22,081	—	$16,669	—	$9,050	$47,800
Mr. Maritz	2015	$16,931	—	—	—	$1,025	$17,956
	2014	$18,263	—	—	—	$1,425	$19,688
Mr. Baker	2015	$30,082	—	—	—	—	$30,082
	2014	$30,082	$6,693	—	—	$2,750	$39,525
	2013	$21,368	—	—	—	$2,750	$24,118

(i) Prior to March 2015 we owned a corporate aircraft which was used primarily for business purposes. The amount reported reflects our aggregate incremental cost for limited personal use of the aircraft before it was sold. The aggregate incremental cost to us of use of our corporate aircraft was determined on a per flight basis based on the amounts we were invoiced by our aircraft management services provider, and included the cost of fuel, landing fees, in-flight meals and crew expenses. Because our aircraft was used principally for business travel, the calculation did not include fixed costs that did not change based on usage. Prior to the sale of the aircraft, a spouse or other guest of a named executive officer from time to time flew on our aircraft when it was already scheduled for business purposes and had room to accommodate additional passengers. We incurred no incremental operating cost from the travel of those guests.

(ii) This column reports amounts reimbursed for payment of financial planning and tax preparation, and physical examinations.

(B)
Tax reimbursements in Fiscal 2015 were limited to payment of certain taxes incurred by Mr. Baker in connection with welfare benefits paid by the company in connection with his separation from the company.

(C)
Company contributions to defined contribution plans in 2015 consist of (i) fixed and matching contributions to the Retirement Savings Plan, our tax-qualified defined contribution retirement plan, (ii) fixed and matching contributions to the Nonqualified Deferred Compensation Plan on compensation in excess of limits imposed by the Internal Revenue Code, and (iii) if eligible, individual replacement contributions to the Retirement Savings Plan and Nonqualified Deferred Compensation Plan for participants in the Joy Global Pension Plan that are designed to offset the estimated effect of the May 2012 freeze in benefits under the Joy Global Pension Plan.

Mr. Maritz is the only named executive officer who participates in the Joy Global Pension Plan. Messrs. Doheny, Sullivan, Major and Baker were hired after the Joy Global Pension Plan was closed to new participants and, accordingly, did not receive individual replacement contributions designed to offset the May 2012 freeze of benefits under such plan.

The Joy Global Retirement Savings Plan is discussed under Pension Benefits as of Fiscal 2015, beginning on page 63. The Nonqualified Deferred Compensation Plan is discussed under Nonqualified Deferred Compensation During Fiscal 2015 on page 65.

The amount reflected for Fiscal 2015 for Mr. Doheny consists of $11,761 in company contributions and $7,725 in matching contributions to his Retirement Savings Plan account and $135,871 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2014 for Mr. Doheny consists of $13,000 in company contributions and $7,674 in matching contributions to his Retirement Savings Plan account and $84,912 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2013 for Mr. Doheny consists of $12,750 in company contributions and $6,067 in matching contributions to his Retirement Savings Plan account and $96,611 in company contributions to his Nonqualified Deferred Compensation Plan account.

The amount reflected for Fiscal 2015 for Mr. Sullivan consists of $13,250 in company contributions and $7,950 in matching contributions to his Retirement Savings Plan account and $56,883 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2014 for Mr. Sullivan consists of $13,000 in company contributions and $7,800 in matching contributions to his Retirement Savings Plan account and $43,925 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2013 for Mr. Sullivan consists of $16,596 in company contributions and $9,381 in matching contributions to his Retirement Savings Plan account.

The amount reflected for Fiscal 2015 for Mr. Major consists of $13,250 in company contributions and $8,354 in matching contributions to his Retirement Savings Plan account and $41,746 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2014 for Mr. Major consists of $12,055 in company contributions and $7,624 in matching contributions to his Retirement Savings Plan account and $31,930 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2013 for Mr. Major consists of $12,098 in company contributions and $7,259 in matching contributions to his Retirement Savings Plan account and $59,007 in company contributions to his Nonqualified Deferred Compensation Plan account.

The amount reflected for Fiscal 2015 for Mr. Maritz consists of $13,250 in company contributions, $8,008 in matching contributions and $13,700 in individual replacement contributions to his Retirement Savings Plan account, and $26,361 in company contributions and $39,356 in individual replacement contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2014 for Mr. Maritz consists of $13,000 in company contributions, $7,648 in matching contributions and $13,100 in individual replacement contributions to his Retirement Savings Plan account, and $17,180 in company contributions and $29,177 in individual replacement contributions to his Nonqualified Deferred Compensation Plan account.

The amount reflected for Fiscal 2015 for Mr. Baker consists of $12,664 in company contributions and $7,874 in matching contributions to his Retirement Savings Plan account and $103,780 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2014 for Mr. Baker consists of $11,179 in company contributions and $6,761 in matching contributions to his Retirement Savings Plan account and $75,308 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2013 for Mr. Baker consists of $12,750 in company contributions and $7,577 in matching contributions to his Retirement Savings Plan account and $117,548 in company contributions to his Nonqualified Deferred Compensation Plan account.

(D)
Mr. Baker separated from the company on September 4, 2015. The amount reported reflect the severance and the value of welfare benefits provided to Mr. Baker pursuant to the terms of his Senior Executive Retention Agreement, which is described on page 68.

Grants of Plan-Based Awards in Fiscal 2015

			Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)
Name		Grant date	Threshold	Target	Maximum	Threshold	Minimum	Target	Maximum	All other stock awards; number of shares of stock or units (2)	All other options; number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Mr. Doheny	Cash		—	$964,437	$1,928,874
	Perf. Award	12/2/2014				12,650	25,300	50,600	75,900				$2,429,812
	RSU	12/2/2014								12,600			$633,906
	NQO	12/2/2014									100,700	$50.31	$1,168,120
Mr. Sullivan	Cash		—	$559,230	$782,922
	Perf. Award	12/2/2014				3,800	7,600	15,200	22,800				$729,904
	RSU	12/2/2014								3,800			$191,178
	NQO	12/2/2014									30,200	$50.31	$350,320
Mr. Major	Cash		—	$480,364	$576,437
	Perf. Award	12/2/2014				2,575	5,150	10,300	15,450				$494,606
	RSU	12/2/2014								2,500			$125,775
	NQO	12/2/2014									20,300	$50.31	$235,480
Mr. Maritz	Cash		—	$379,990	$455,988
	Perf. Award	12/2/2014				2,025	4,050	8,100	12,150				$388,962
	RSU	12/2/2014								2,000			$100,620
	NQO	12/2/2014									16,100	$50.31	$186,760
Mr. Baker (3)	Cash		—	$848,720	$1,357,952
	Perf. Award	12/2/2014				6,075	12,150	24,300	36,450				$1,166,886
	RSU	12/2/2014								6,000			$301,860
	NQO	12/2/2014									48,300	$50.31	$560,280

(1)	Performance awards that have a three-year award cycle.

(2)	Restricted stock unit awards that vest in thirds on the first, second, and third anniversary of the grant date.

(3)
Mr. Baker separated from the company on September 4, 2015. Under the terms of Mr. Baker’s Performance Share Award Agreement, his Fiscal 2015 target award was reduced to a pro rata amount equal to the number of whole months he was employed during the award cycle. In addition, his Fiscal 2015 restricted stock unit and stock option grants were both cancelled upon the termination.

Outstanding Equity Awards at Fiscal Year-End 2015

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (2)	Market value of shares or units of stock that have not vested (3)	Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested (4)	Equity incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested (5)

Mr. Doheny	21,666	—		$21.69	12/8/2018
	13,333	—		$52.81	12/7/2019
	14,000	—		$80.50	12/6/2020
	10,000	—		$89.65	12/5/2021
	13,334	6,666		$66.03	11/1/2022
	13,334	6,666		$56.18	12/3/2022
	13,334	6,666		$62.13	3/16/2023
	19,800	39,600		$55.41	12/2/2023
	—	100,700		$50.31	12/2/2024	44,229	$759,854	18,500	$317,830
Mr. Sullivan	20,000	—		$56.12	10/1/2022
	8,000	4,000		$56.18	12/3/2022
	6,600	13,200		$55.41	12/2/2023
	—	30,200		$50.31	12/2/2024	17,560	$301,681	5,750	$98,785
Mr. Major	9,000	—		$80.50	12/6/2020
	6,500	—		$89.65	12/5/2021
	6,667	3,333		$56.18	12/3/2022
	5,334	10,666		$55.41	12/2/2023
	—	20,300		$50.31	12/2/2024	10,370	$178,157	4,150	$71,297
Mr. Maritz	2,666	—		$52.81	12/7/2019
	5,000	—		$80.50	12/6/2020
	3,000	—		$89.65	12/5/2021
	5,000	2,500		$56.18	12/3/2022
	4,600	9,200		$55.41	12/2/2023
	—	16,100		$50.31	12/2/2024	7,457	$128,111	3,375	$57,983
Mr. Baker (6)	16,666	—		$52.81	9/4/2017
	14,000	—		$80.50	9/4/2017
	10,000	—		$89.65	9/4/2017
	15,000	—		$66.03	9/4/2017
	20,000	—		$56.18	9/4/2017
	10,000	—		$62.13	12/3/2015
	13,200	—		$55.41	12/3/2015	17,071	$293,280	11,040	$189,667

(1)	The unexercisable options shown above vest on the following schedule:

Option expiration date shown above	Vesting of options currently unexercisable
11/1/2022	All became vested on November 1, 2015
12/3/2022	All became vested on December 3, 2015
3/16/2023	On March 16, 2016
12/2/2023	One half on December 2 in each of 2015 and 2016
12/2/2024	One third on December 2 in each of 2015, 2016 and 2017

(2)
All amounts shown in this column represent restricted stock units, including additional restricted stock units earned in-kind in lieu of dividends, at the same dividend rate as outstanding shares of our common stock.

(3)	Calculated using the closing price of the common stock on October 30, 2015, the last day of our 2015 fiscal year.

(4)
Except for Mr. Baker, amounts in this column represent performance awards from the Fiscal 2013, Fiscal 2014, and Fiscal 2015 awards. Fiscal 2013 awards are shown at their actual payout level of 0%, which was determined in December 2015. Fiscal 2014 and Fiscal 2015 awards are shown at an assumed payout level of 25%. See Potential Payments Upon Termination or Change-in-Control at Fiscal Year-End for information regarding the potential payments under these awards upon termination or a change-in-control.

(5)
Except for Mr. Baker, the payout values shown in this column are based on actual payout of performance awards for the three-year performance period that concluded in Fiscal 2015, which was 0% of targeted payout, and assuming achieving threshold performance goals, 25% of targeted payout for the three-year performance periods ending in Fiscal 2016 and Fiscal 2017. These values are calculated using the closing price of the common stock on October 30, 2015, the last day of our 2015 fiscal year.

(6)
Mr. Baker separated from the company on September 4, 2015. Under the terms of his Senior Executive Retention Agreement, dated March 13, 2013, certain of his unexercisable stock options became exercisable and will expire on September 4, 2017.

In addition, Mr. Baker’s Fiscal 2013 performance award was paid out at target and his Fiscal 2014 and Fiscal 2015 awards were reduced pro rata under the terms of his Retention Agreement.

Option Exercises and Stock Vested in Fiscal 2015

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($)

Mr. Doheny	—	—	6,550	$330,613
Mr. Sullivan	—	—	4,287	$90,373
Mr. Major	—	—	3,329	$168,110
Mr. Maritz	—	—	2,569	$129,469
Mr. Baker	—	—	6,301	$318,017

(1)	Value realized on exercise of stock options is calculated based on the actual sale price of the common stock previously underlying such options on the date of exercise.

(2)	Represents restricted stock units, including accompanying units paid in lieu of dividends on restricted stock units, that vested in Fiscal 2015.

Pension Benefits as of Fiscal 2015

Name (1)	Plan name	Number of years of credited service	Present value of accumulated benefit	Payments during last fiscal year
Mr. Doheny	—	—	—	—
Mr. Sullivan	—	—	—	—
Mr. Major	—	—	—	—
Mr. Maritz	Joy Global Pension Plan	9.8	$547,350	—
	Joy Global Supplemental Pension Plan	9.8	$142,594	—
Mr. Baker	—	—	—	—

(1)
Messrs. Doheny, Sullivan, Major and Baker, do not participate in the Joy Global Pension Plan or the Joy Global Supplemental Pension Plan, as each was hired after May 1, 2005, the date on which the pension plans closed to new employees.

Material terms of the plans
Joy Global Pension Plan. Named executive officers who began their employment with us prior to May 1, 2005 participate in the Joy Global Pension Plan, which is a broad-based defined benefit plan qualified under the Internal Revenue Code. Benefit accruals under this plan for salaried and nonbargaining hourly participants were frozen on May 1, 2012. This plan entitles certain employees with at least five years of service, including participating named executive officers, to receive monthly payments equal to a percentage of the employee’s average monthly salary and bonus (including amounts shown as non-equity incentive compensation in the Summary Compensation Table) over the highest 60 consecutive calendar month period during the last 120 consecutive calendar months of service ending April 30, 2012. The monthly accrued benefit is calculated as final average earnings multiplied by a percentage, which is the sum of age based percentages defined by the plan. This result is multiplied by years of benefit service at termination divided by projected years of benefit service at the plan’s normal retirement date. The normal retirement age under the plan is 65.
Joy Global Supplemental Pension Plan. This non-qualified plan is structured to provide our eligible executives (and other employees with eligible compensation exceeding the annual limits on tax-qualified plans) with a retirement benefit equal to what they would have received if the tax-qualified Joy Global Pension Plan did not reflect the annual income limits imposed under U.S. federal tax regulations. This plan has the same requirements regarding eligibility for participation and retirement as the Joy Global Pension Plan, and was similarly frozen on May 1, 2012. When such contributions were suspended, employees who had previously participated in the Joy Global Supplemental Pension Plan received individual replacement contributions to the Retirement Savings Plan, as discussed below. To the extent contributions to the Retirement Savings Plan exceed limits for tax-qualified plans, those employees were permitted to participate in the Nonqualified Deferred Compensation Plan so that the annual compensation limits imposed on tax-qualified plans under the Internal Revenue Code do not reduce the overall retirement plan benefits.
Joy Global Retirement Savings Plan. Prior to May 1, 2012 all non-union employees, including executive officers, hired on or after May 1, 2005 participated in the Retirement Savings Plan. Following our freeze of the accrual of benefits under the Joy Global Pension Plan on May 1, 2012, all non-union employees, including executive officers, participate in the Joy Global Retirement Saving Plan regardless of their date of hire.
We contribute a fixed amount to each participating employee’s plan account equal to five percent (5%) of the employee’s eligible compensation and a matching amount equal to fifty percent (50%) on the first six percent (6%) of eligible compensation an employee contributes. All company provided contributions after May 1, 2012 are immediately vested in full, while employee accounts for company-provided fixed contributions made prior to May 1, 2012 became fully vested after three years of service.
Salaried and non-bargained employees participating in the Joy Global Pension Plan at the time it was frozen, including our named executive officers, received, if eligible, individual replacement contributions to the Retirement Savings Plan that were designed to offset the effect of the freeze. Individual replacement contributions consist of the percentage of each employee’s eligible compensation that, in combination with the five percent (5%) fixed contributions and the employee’s retirement benefit under the Joy Global Pension Plan on May 1, 2012, was projected to provide approximately equivalent value at retirement as his or her benefit under the Joy Global Pension Plan was projected to provide had the accrual of future benefits under such plan not been frozen. These contributions were variable and ranged from 0.0% to 38.3% of eligible compensation, with an average for eligible employees of 9.9% and a 25% cap for executive officers. This percentage of eligible compensation to be provided as an individual replacement contribution was calculated at the time the accrual of future benefits under the Joy Global Pension Plan was frozen.

In March 2015, we announced a suspension of individual replacement contributions for the 2015 plan year. We are not obligated to resume making individual replacement contributions and these contributions may remain suspended or be eliminated in the future.
Years of service
The Joy Global Pension Plan does not currently allow us the discretion to grant extra years of credited service to participating employees. Under the Joy Global Supplemental Pension Plan, our general policy is to grant extra years of credited service only where justified by special circumstances. Mr. Maritz is our only named executive officer participating in the Joy Global Supplemental Pension Plan and he has not been granted extra years of credited service.
Valuation method and material assumptions
Please see Note 15, Retiree Benefits, to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 30, 2015 for a discussion of the pension obligation valuation method underlying the amounts shown above and all material assumptions applied in quantifying the present value of the current accrued benefit.

Nonqualified Deferred Compensation During Fiscal 2015

Name	Executive contributions in last FY (1)	Registrant contributions in last FY (2)	Aggregate earnings in last FY (3)	Aggregate withdrawals/ distributions	Aggregate balance at last FYE
Mr. Doheny	$288,667	$135,871	($506,061)	$0	$1,068,501
Mr. Sullivan	$0	$56,883	$4,911	$0	$108,258
Mr. Major	$83,391	$41,746	$4,585	$0	$496,265
Mr. Maritz	$0	$65,717	($2,115)	$0	$156,769
Mr. Baker	$27,921	$103,780	$2,139	$0	$490,873

(1)	The amounts reported for Messrs. Doheny, Major and Baker represent voluntary deferrals into the Non-Qualified Deferred Compensation Plan.

(2)
The amounts shown as registrant contributions relate to the respective named executive officer’s participation in the Nonqualified Deferred Compensation Plan described below. Company contributions in the last fiscal year to the Nonqualified Deferred Compensation Plan are reported in the Summary Compensation Table in the All other compensation column.

(3)
Aggregate earnings for Mr. Doheny represent the decrease in the value of his deferred stock units during Fiscal 2015 and the performance of investments he selected under the Nonqualified Deferred Compensation Plan described below. The aggregate earnings for Messrs. Sullivan, Major, Maritz and Baker are based on the performance of the investments selected by each executive officer under the Nonqualified Deferred Compensation Plan described below. The value of earnings attributable to deferred stock units paid in lieu of dividends to Mr. Doheny is $11,643.

Earnings reported in this column were not earned at a preferential rate and accordingly are not reported as Fiscal 2015 compensation in the Summary Compensation Table.

Description of nonqualified deferred compensation arrangements

We maintain the Nonqualified Deferred Compensation Plan for certain non-union employees, including executive officers, regardless of date of hire. The Nonqualified Deferred Compensation Plan provides fixed, matching, and, if applicable, individual replacement contributions based on eligible compensation that exceeds limits on compensation that are set annually by the Internal Revenue Code. Eligible employees are permitted to defer portions of their compensation on a voluntary basis through the Nonqualified Deferred Compensation Plan, which permits deferral of 1% to 50% of annual base salary and 1% to 100% of annual bonus.

Eligible employees receive contributions equal to 8% of compensation exceeding limits imposed by the Internal Revenue Code in order to mimic fixed and matching contributions made on earnings below such limits. Prior to the suspension of individual replacement contributions in March 2015, if applicable, eligible employees could receive individual replacement contributions, as discussed above, based on compensation exceeding limits imposed by the Internal Revenue Code in order to mimic individual replacement contributions made on earnings below such limits.

Amounts earned on an employee’s plan account depend on the investment choice made by the employee, who selects from similar investment options available under the Retirement Savings Plan. As with the Retirement Savings Plan, the employee may change his or her investment choice as often as he or she may choose. The Nonqualified Deferred Compensation Plan provides for varying distribution options, including lump sum or annual installment payments over 5, 10, or 15 years. The payment commencement date varies and occurs either as soon as administratively possible following death or disability or 180 days after separation from service. The payment commencement date is delayed by 5 years if an employee changes his or her initial distribution election. Since May 1, 2012, contributions are immediately vested.

Potential Payments Upon Termination or Change-in-Control at Fiscal 2015 Year-End

Name	Death or Disability (1), (2)	Retirement (2), (3)	Involuntary Termination Without Cause (2), (3)	Change of Control (4), (5), (6)
Mr. Doheny
Severance	—	—	—	$7,049,750
Welfare Benefits	—	—	—	$90,151
Outplacement Services	—	—	—	$50,000
Accelerated Equity Value	$899,299	$139,444	$139,444	$899,299
Total	$899,299	$139,444	$139,444	$8,089,200
Mr. Sullivan (7)
Severance	—	—	$562,380	$2,401,716
Welfare Benefits	—	—	—	$81,865
Outplacement Services	—	—	—	$50,000
Accelerated Equity Value	$345,776	$44,095	$44,095	$345,681
Total	$345,776	$44,095	$606,475	$2,879,262
Mr. Major
Severance	—	—	$—	$1,906,217
Welfare Benefits	—	—	$—	$80,267
Outplacement Services	—	—	$—	$50,000
Accelerated Equity Value	$210,942	$32,785	$32,785	$210,942
Total	$210,942	$32,785	$32,785	$2,247,426
Mr. Maritz
Severance	—	—	—	$1,467,457
Welfare Benefits	—	—	—	$53,476
Outplacement Services	—	—	—	$50,000
Accelerated Equity Value	$155,170	$27,058	$27,058	$155,170
Total	$155,170	$27,058	$27,058	$1,726,103
Mr. Baker (8)
Severance	—	—	$2,268,740	—
Welfare Benefits	—	—	117,330	—
Outplacement Services	—	—	$50,000	—
Accelerated Equity Value	—	—	$482,951	—
Total	—	—	$2,919,021	—

(1)
In the event of a termination of employment due to death or disability, unvested stock options and restricted stock units are vested in full, and a pro rata number of performance awards may be earned based on actual performance over the performance period.

(2)
Based on performance through Fiscal 2015, performance awards reported in this table use the actual payout for performance awards granted in Fiscal 2013, which was 0% of targeted payout, and assumed payout levels of 25% of targeted payout for performance awards granted in Fiscal 2014 and Fiscal 2015, which represent the payout levels for achievement of threshold performance that were used for purposes of calculating the outstanding value of performance awards at fiscal year-end on page 60.

(3)
Other than at the discretion of the Human Resources and Nominating Committee exercised at the time of separation, an executive who is involuntarily terminated without cause or who retires will forfeit all unvested stock options and restricted stock units. A pro rata number of performance awards may be paid out based on actual performance over the performance period.

(4)
Payment of severance, welfare benefits and outplacement services requires both a “change of control” and within three years thereafter either a termination by the executive for “good reason” or by the corporation without “cause.”

(5)
In the event of an involuntary termination without cause or a voluntary termination for good reason in connection with a change in control, the accelerated equity value reflects the value that would be received from the vesting of unvested stock options and restricted stock units and the payout of performance awards at the higher of (i) the number of shares earned based on performance as of the date of the change in control, or (ii) the pro rata target number of shares subject to performance awards, at levels assuming the application of discretion by the Committee to reduce payouts to the levels awarded to employees other than executive officers, as is consistent with its historic practice. Based on performance through Fiscal 2015, performance awards would be earned at the same payout levels assumed in Footnote 2 above.

(6)
Any amounts payable upon a change of control would depend on the individual circumstances of each executive at the time a change of control occurs. The change of control employment agreements for our named executive officers provide for a reduction in payments if the executive would receive a greater net benefit by reducing the amount to a level that would eliminate any federal excise tax. Mr. Sullivan’s reported “total” potential payments upon a change of control effective at Fiscal 2015 year-end reflects the application of this provision. Had a change of control occurred, Mr. Sullivan would have had discretion to select which individual payments (shown in the table at their full amount) to reduce by an aggregate amount of $319,915 in order to render federal excise tax inapplicable. Reported amounts for our other named executive officers do not reflect application of this provision because the named executive officer would not have been subject to federal excise tax in the event of a change of control had occurred at Fiscal 2015 year-end.

(7)	If Mr. Sullivan is terminated without cause, he would receive 12 months of severance pursuant to the terms of his offer of employment.

(8)
Mr. Baker separated from the company on September 4, 2015. Amounts reported reflect the terms of his Senior Executive Retention Agreement, dated March 13, 2013, which is described below. The amount of equity reported reflects the target value of Mr. Baker’s December 2012 performance award and the pro rata value of performance awards granted to Mr. Baker in Fiscal 2014 and Fiscal 2015 based on Mr. Baker’s portion of completed service for each applicable performance period using the payout levels assumed in Footnote 2, in each case calculated as of October 30, 2015.

Our change of control employment agreements and equity award agreements with our named executive officers define the termination events reflected in the table above as follows:

Change of Control. Any of the following would constitute a change of control under our change of control employment agreements and our equity award agreements:

•
any individual, entity, or group acquires beneficial ownership of 40% or more of either our outstanding shares of common stock or the combined voting power of our outstanding voting securities, subject to limited exceptions;

•
a majority of the Board no longer consists of our current directors and other directors whose election or nomination for election by our shareholders was approved by a vote of at least a majority of the current directors and other similarly approved directors;

•	we are party to a business combination transaction, subject to limited exceptions; or

•	our shareholders approve a complete liquidation or dissolution of the corporation.

Good Reason. Any of the following would constitute termination by the executive for good reason under the change of control employment agreements we have with each of our named executive officers:

•	assignment of duties inconsistent with the executive’s current position, authority, duties, or responsibilities;

•	failure to pay the compensation called for by the particular change of control employment agreement or substantially altering employee benefits from those currently provided;

•	requiring relocation to an office at least 35 miles away, to a location other than our principal executive offices, or to travel substantially more on our business;

•	termination other than as permitted in the applicable change of control employment agreement; or

•	our successor’s failure to adhere to the terms of the applicable change of control employment agreement.

Other definitions. For the purposes of the table above, these terms have the following meanings:

•	“Disability” generally refers to a total and permanent incapacity of the executive to perform his or her duties.

•
“Cause” generally refers to: (A) willful and continued failure to perform employment duties in any material respect; (B) willfully engaging in illegal conduct or gross misconduct that materially harms us; or (C) conviction of, or a plea of guilty or no contest to, a felony (other than a traffic-related violation).

Change of Control Payments

Change of Control Employment Agreements. We have entered into change of control employment agreements with each of our named executive officers. The agreements provide that, in the event of a “change of control” (as defined in the agreements and summarized above), termination of the executive’s employment during the three years following the change of control, either by the executive for good reason or by us without cause (as such terms are defined in the agreements and summarized above), we will pay the executive a lump sum equal to two times (three times in the case of the Chief Executive Officer) the sum of the executive’s base salary and annual bonus. In addition, we will provide the executive with outplacement services as well as medical insurance and other welfare benefits (including an offset for the effect of applicable taxes) for a period of two years (three years in the case of the Chief Executive Officer). We will also pay the executive accrued benefits as of the termination date, including a pro rata bonus, and compensate the executive for any issued stock options, performance awards, or restricted stock unit awards, as described below. The change of control employment agreements also provide that, in the event the aggregate payment would cause a named executive officer to incur an excise tax obligation, we would reduce the aggregate payment to an amount that would result in the executive receiving a greater net benefit, thereby rendering the excise tax obligation inapplicable.

In December 2015 we amended the change of control employment agreements with our named executive officers to provide that with respect to any equity awards granted after December 1, 2015, the treatment of an equity award will be governed by the terms of the agreement evidencing the award and the plan under which the award was granted, rather than the change of control employment agreement. The purpose of this supplement is to subject future equity awards to “double-trigger” vesting provisions in the event of a change of control. Equity awards with a double-trigger vesting provision will vest upon a qualifying termination following a change of control, rather than upon the occurrence of the change of control.

Randal W. Baker Senior Executive Retention Agreement. Mr. Baker departed from the company on September 4, 2015. Mr. Baker’s departure was treated as a termination without cause under the terms of the Senior Executive Retention Agreement, dated as of March 13, 2013, between the corporation and Mr. Baker. Accordingly, Mr. Baker received a cash payment equal to two times his annual base salary, plus a prorated portion of his targeted annual bonus under our annual cash incentive plan and will receive medical and other welfare benefits (including an offset for the effect of applicable taxes) and outplacement for up to one year following the date of his departure. In accordance with the Senior Executive Retention Agreement, awards granted to Mr. Baker prior to March 13, 2013 were treated in the following manner: (i) unvested stock options vested and will remain exercisable for two years, (ii) restricted stock units became non-forfeitable and will be settled in accordance with their schedule, and (iii) shares covered by performance awards became non-forfeitable and result in the payment of the target number of shares at the same time that payment would occur if he had been terminated without cause. Awards granted to Mr. Baker after the date of the Senior Executive Retention Agreement were treated in accordance with the applicable award agreement, pursuant to which stock options vested and remained exercisable for 90 days, restricted stock units were forfeited and performance awards will be paid based on our performance, as determined at the end of each applicable three-year performance cycle, and paid on a pro rata basis.

Equity Awards Agreements. We have issued stock options, performance awards, and restricted stock awards pursuant to our 2007 Stock Incentive Plan (together, “Equity Awards”) to our named executive officers. Each of the Equity Awards provides for a payment in the event of a “change in control,” as that term is defined in Section 9(b) of our 2007 Stock Incentive Plan. This definition is substantively identical to the definition of “change of control” in our change of control employment agreements, and the summary above is equally applicable to each term.

Pursuant to the terms of our nonqualified stock option agreements, in the event of a change in control, we will accelerate the vesting of all outstanding stock options and make such options fully exercisable, so that the executive will be eligible to receive the difference between the market price at the time of the change in control and the exercise price per share of common stock underlying the option, multiplied by the number of options exercised. Pursuant to the terms of our performance share agreements, in the event of a change in control we will provide a lump sum cash payment equal to the greater of (i) the value of the performance awards earned as of the date of the change in control, or (ii) the value of the pro rata target number of shares subject to performance awards through the date of the change in control. In the event of a change in control, we will also cash out all outstanding restricted stock awards issued under our restricted stock unit award agreements, irrespective of whether such awards are vested, by providing a cash payment equal to the product of the executive’s outstanding restricted stock awards multiplied by the value of the shares on the date of the change in control.

Each of our equity award agreements, including those for our named executive officers, require that the party to such agreements will: (1) hold in a fiduciary capacity all secret or confidential information, knowledge, or data relating to us or our affiliates that the executive obtains during the course of his or her employment; (2) except on behalf of us or our affiliates, or with the prior written consent of our President or an Executive Vice President, or as otherwise required by law, not use, communicate, divulge or disseminate confidential information at any time during or after his or her employment for so long as such use or disclosure would reasonably be likely to result in competitive harm to us; (3) for a period of 18 months beginning on the executive’s termination date, within the geographic area where we and our affiliates do business, except with the prior written permission of the President or an Executive Vice President, not work for, consult with, or advise directly or indirectly, as an employee, consultant, owner, partner, member, director, or officer, or make passive investments of more than 3% of the equity in, or otherwise engage in business with, specified competitors or any related company engaged in competition with us where the executive’s knowledge of trade secrets or other confidential information would be reasonably likely to place us at a competitive disadvantage; (4) for a period of two years beginning on the executive’s termination date, refrain from employing, soliciting the employment, or inducing for employment, or engagement as an independent contractor, on behalf of any individual or organization any person whom we have employed (other than a personal assistant hired to work directly for the executive) within the preceding three months; and (5) prior to and for a one-year period following the executive’s termination date, not directly or indirectly, disrupt, or attempt to interfere with or disrupt, the business relationship between us or any of our affiliates and any of our or their customers, suppliers, or employees. In the event of a breach of any of the foregoing provisions, the executive’s stock options will expire and the executive will forfeit his or her right to receive performance awards or restricted stock unit awards. In addition, we may be entitled to injunctive or other relief.

Adoption of Double-Trigger Vesting Provisions. In December 2015 we amended our change of control employment agreements with our named executive officers to provide that beginning in Fiscal 2016,

equity award grants will be subject to “double-trigger” vesting provisions in the event of a change of control. As a result, future equity awards will vest upon a qualifying termination following a change of control, rather than upon the occurrence of the change of control.

Director Compensation

Compensation for our non-employee directors is reviewed annually by the Committee with the assistance of Cook & Co., and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation.

Directors who are not employees receive an annual retainer fee of $85,000, as well as a fee of $1,500 for each Board and Board committee meeting attended. If the Chairman of the Board is not a company employee, he receives an additional annual retainer of $120,000. The chairs of the Audit Committee and Human Resources and Nominating Committee each receive an additional annual retainer fee of $15,000. The Lead Independent Director receives an annual retainer fee of $30,000.

In addition, as of the date of the annual meeting, each non-employee director receives a grant of restricted stock units awarded under our 2007 Stock Incentive Plan. In Fiscal 2015, the number of restricted stock units granted to each non-employee director was equal to $120,000 divided by the then current market price of our common stock. Restricted stock units granted in Fiscal 2015 to directors holding at least 10,000 shares of our common stock (including vested restricted stock units) will vest and become non-forfeitable one year after their grant and will be paid out on such date, unless the director elected to defer settlement of such units. Restricted stock units granted in Fiscal 2015 to directors owning fewer than 10,000 shares (including vested restricted stock units) will vest and become non-forfeitable one year after their grant date and will be paid out one year after the director’s duties on the Board terminate. Vesting of restricted stock units will be accelerated in the event a director’s service on the Board terminates by reason of the director’s death or disability or due to a change in control, and restricted stock units subject to acceleration in this manner will be settled as soon as practicable (but no more than 30 days) after such event. Restricted stock units granted to directors prior to Fiscal 2010 became non-forfeitable one year after their grant and will be paid out one year after the director’s duties on the Board terminate. Directors who are our employees earned no additional remuneration for their service as directors. Our Corporate Governance Principles encourage directors to own shares of our common stock having a market value equal to at least three times their annual cash retainer. The terms of the restricted stock units granted annually to non-employee directors effectively require each non-employee director to hold an equity interest (either in shares of common stock or vested restricted stock units) in excess of this amount.
The following table summarizes the compensation of our non-employee directors during Fiscal 2015.

Non-Employee Director Compensation for Fiscal 2015

Name	Fees earned or paid in cash	Stock awards (1)(2)	Option awards (2)	All other compensation (3)	Total

Steven L. Gerard	$139,000	$120,000	—	—	$259,000
Mark J. Gliebe	$103,000	$120,000	—		$223,000
John T. Gremp	$110,500	$120,000	—		$230,500
John N. Hanson	$217,000	$120,000	—	$67,500	$404,500
Gale E. Klappa	$125,500	$120,000	—	—	$245,500
Richard B. Loynd	$109,250	$120,000	—	—	$229,250
P. Eric Siegert	$110,500	$120,000	—	—	$230,500
James H. Tate	$110,500	$120,000	—	—	$230,500

(1)
The amounts shown in the Stock awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For each director the grant date fair value of the restricted stock unit award granted on March 10, 2015, the day of our 2015 annual meeting, was $120,000.

(2)	Our non-employee directors serving during Fiscal 2015 had the following aggregate number of stock awards and option awards, respectively, outstanding at fiscal year-end:

Name	Stock awards	Option awards

Mr. Gerard	36,032	—
Mr. Gliebe	5,308	—
Mr. Gremp	8,016	—
Mr. Hanson	38,930	—
Mr. Klappa	17,787	—
Mr. Loynd	36,032	—
Mr. Siegert	39,727	—
Mr. Tate	36,032	—

(3)	The amount in this column for Mr. Hanson represents the dollar value of a life insurance premium we paid for a policy Mr. Hanson received when he was Chief Executive Officer.

Human Resources and Nominating Committee Report
As detailed in its charter, the Human Resources and Nominating Committee of the Board of Directors oversees Joy Global’s compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 30, 2015.

Respectfully,

John T. Gremp (Chair)
Mark J. Gliebe
Richard B. Loynd

Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of the end of Fiscal 2015. We have no securities to be issued or available for future issuance under equity compensation plans not approved by security holders. All outstanding awards relate to common stock.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	2,837,349	$58.04	4,434,330 (2)

(1)
Our 2003 Stock Incentive Plan was approved by shareholders at the 2003 annual meeting. Our 2007 Stock Incentive Plan was approved by shareholders at the 2007 annual meeting. The maximum number of shares of common stock that may be delivered under the 2007 Stock Incentive Plan is determined on the basis of a formula equal to the sum of the following: (a) 10,000,000; (b) the number of shares of common stock that we repurchase with stock option exercise proceeds after February 22, 2007 (the “Effective Time”); (c) the number of shares of common stock underlying any stock incentive award that is exercised or settled for cash, forfeited, or terminates, expires, or lapses without being exercised after the Effective Time; (d) the number of shares of common stock delivered to us by an optionee in satisfaction of the exercise price of any stock option after the Effective Time; and (e) the number of shares of common stock not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation after the Effective Time.

(2)
Includes 419,369 shares of common stock, which is the maximum number of shares that may be issued under performance awards granted in Fiscal 2014 and Fiscal 2015; 14,816 shares of common stock deliverable upon settlement of deferred stock units resulting from the deferred payout of restricted stock unit awards granted prior to Fiscal 2015; and 1,329,589 shares of common stock that may be issued under outstanding restricted stock unit awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists the beneficial ownership of common stock as of January 27, 2016, by any person who beneficially owns more than 5% of our common stock, each of the persons nominated for election as directors, each of the executive officers named in the Summary Compensation Table, and our executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power, except as noted below. In addition to beneficial ownership of shares set forth in this table, each of our named executive officers and non-employee directors owns restricted stock units as set forth in the stock awards columns of the Outstanding Equity Awards at Fiscal Year-End 2015 table on page 60 and in the stock awards column of footnote 2 to the Director Compensation table on page 72, respectively. Percentage ownership calculations are based on 97,931,858 shares of common stock outstanding as of January 27, 2016.

Name and Address of Beneficial Owner	Shares Owned(1)	Percent of Class

5% Shareholders:
Artisan Partners Limited Partnership	10,811,153(2)
875 E. Wisconsin Ave., Suite 800
Milwaukee, Wisconsin 53202

Barrow, Hanley, Mewhinney & Strauss LLC	8,367,094(3)
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201

The Vanguard Group, Inc.	7,618,780(4)
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

T. Rowe Price & Associates, Inc.	5,324,689(5)
100 East Pratt Street
Baltimore, Maryland 21202

Named Executive Officers and Directors:
Edward L. Doheny II	295,117	*
James M. Sullivan	65,481	*
Sean D. Major	66,553(6)	*
Johannes S. Maritz	43,152	*
Randal W. Baker	75,666	*
Steven L. Gerard	14,066	*
Mark J. Gliebe	5,500	*
John T. Gremp	—	—
John Nils Hanson	228,164(7)	*
Gale E. Klappa	5,422	*
Richard B. Loynd	26,071	*
P. Eric Siegert	31,518	*
James H. Tate	11,032	*
All executive officers and directors as a group (16 persons)	970,770(8)	*

*	Less than 1%

(1)
The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3. Accordingly, the number of shares reflected in this column includes (i) shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of January 27, 2016, and (ii) shares to be received upon the vesting of restricted stock units within 60 days of January 27, 2016. This information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Except as noted below, none of the shares shown as owned by directors or executive officers have been pledged as collateral.

Named executive officers and directors also hold restricted stock units that are not included in the beneficial ownership table because vesting will not occur within 60 days of January 27, 2016. The amounts of restricted stock units held by named executive officers and directors are described elsewhere in this proxy statement.

The amounts above include the following number of shares such person or group may acquire upon (i) exercise of stock options exercisable within 60 days of January 27, 2016, (ii) shares such person or group has a right to acquire upon settlement of deferred stock units, and (iii) shares to be distributed to such person or group upon settlement of restricted stock units within 60 days of January 27, 2016:

Name	Number of shares
Mr. Doheny	200,332
Mr. Sullivan	55,267
Mr. Major	42,933
Mr. Maritz	32,733
Mr. Baker	75,666
Mr. Gerard	3,173
Mr. Hanson	3,173
Mr. Klappa	5,422
Mr. Loynd	3,173
Mr. Siegert	3,173
Mr. Tate	3,173
All executive officers and directors as a group	489,085

(2)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Artisan Partners Limited Partnership (“APLP”) on June 9, 2015. The Schedule 13G includes shares beneficially owned equally by Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., each of which had shared voting power with respect to 9,969,899 shares of common stock and also had shared dispositive power with respect to 10,811,153 shares of common stock. The Schedule 13G also includes 5,139,757 shares of common stock beneficially owned by Artisan Partners Fund, Inc.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss LLC on February 9, 2015. As of December 31, 2014, Barrow, Hanley, Mewhinney & Strauss LLC had sole voting power over 2,275,346 shares of common stock sole dispositive power over 8,367,094 shares of common stock and shared voting power over 6,091,748 shares of common stock.

(4)
Based solely on a Schedule 13F filed with the SEC, The Vanguard Group, Inc., as of September 30, 2015, owned 7,618,780 shares of common stock. The Vanguard Group, Inc. had sole voting power over 158,669 shares of common stock.

(5)
Based solely on a Schedule 13F filed with the SEC, T. Rowe Price Associates, Inc., as of September 30, 2015, owned 5,324,689 shares of common stock. T. Rowe Price Associates, Inc. had sole voting power over all shares.

(6)	Includes 19,847 shares of common stock pledged in a margin account.

(7)
Includes 30,000 shares of common stock from the Hanson Family Foundation of which Mr. Hanson is a trustee, as well as 115,008 shares of common stock transferred to the following grantor retained annuity trusts of which Mr. Hanson is the Grantor: 2,881 shares to Avon 8-2011 Trust; 7,328 shares to Avon 10-2011 Trust; 5,643 shares to Avon 8-2012 Trust; 9,156 shares to Avon 10-2012 Trust; 30,000 shares to Pescadero 4-2015 Trust; 30,000 shares to Pescadero 6-2015 Trust; and 30,000 shares to Pescadero 8-2015 Trust.

(8)	Includes 42,161 shares owned and 60,867 shares underlying stock options exercisable within 60 days of January 27, 2016, by three executive officers not named in the Summary Compensation Table.

RELATED PARTY TRANSACTIONS

Pursuant to our bylaws, we indemnify our officers and directors in the event claims are made against them arising out of their service as an officer or director. In addition, we have entered into indemnification agreements with each of our officers and directors requiring us to indemnify them against claims made against them arising out of their service as an officer or director. Other than these indemnification arrangements, which the Board believes are consistent with the practice of public companies of our size, there were no other relationships or related transactions during Fiscal 2015 involving any director or executive officer (or any members of their immediate families) to which we or any of our subsidiaries were a party that must be disclosed under SEC rules.

Our Worldwide Business Conduct Policy prohibits the following conflict of interest situations, unless approved in accordance with our Related Person Transactions Policy, as described below, or by the Chief Executive Officer with respect to those situations involving employees who are not executive officers or “Related Persons,” as defined in the Related Person Transactions Policy:

•	any ownership interest in any customer, supplier, or competitor, other than a nominal amount of stock in a publicly traded company;

•	any consulting or employment relationship with any customer, supplier, or competitor;

•	service on the board of directors of any customer, supplier, or competitor;

•	any outside business activity which competes with any of our businesses or that interferes with the director, officer, or employee’s duties and responsibilities;

•	supervising, reviewing, or having influence over the job evaluation, pay, or benefits of any close relative;

•	taking advantage of a corporate opportunity discovered in the course of employment with us;

•	selling anything to us or buying anything from us; and

•	using corporate assets for other business or personal endeavors.
Our Related Person Transactions Policy establishes procedures for the review and approval or ratification of all related person transactions, as defined by SEC rules. The Related Person Transactions Policy requires the material facts of any proposed related person transaction to be submitted to the Chairman of the Audit Committee of the Board of Directors as soon as it is practicable to do so. The Chairman of the Audit Committee shall then determine whether, based on the facts of the transaction, the question will be submitted to the full Audit Committee for further consideration. The Audit Committee will approve related person transactions only when it determines that the transaction in question is not inconsistent with our best interests.
The Worldwide Business Conduct Policy and the Related Person Transactions Policy are posted on our website: www.joyglobal.com under the Governance tab in the Leadership section of the Investor Center page.

AUDIT COMMITTEE REPORT

The Audit Committee has presented the following report for inclusion in this proxy statement.

The Audit Committee operates under a written charter that is available on our website, www.joyglobal.com. The Audit Committee’s specific responsibilities are summarized under “Corporate Governance - Audit Committee and Audit Committee Financial Expert.”

Management, the independent registered public accounting firm (“Independent Auditor”) and the Audit Committee each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our Independent Auditor, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, the Independent Auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our Independent Auditor. The Committee relies on the expertise and knowledge of management, the internal auditors, and the Independent Auditor in carrying out its oversight responsibilities, including with respect to information provided and representations made to it by management and on the report on our consolidated financial statements that it receives from our Independent Auditor.

In performing its responsibilities in Fiscal 2015, the Audit Committee met with the Independent Auditor nine times and met with management nine times.

Management represented to the Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the financial statements with management and the Independent Auditor. The Committee discussed with the Independent Auditor the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AU Section 380 (Communication with Audit Committees). This review included a discussion of the quality of the corporation’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in the corporation’s financial statements and the notes thereto.

The Committee has received the written disclosures and the letter from the Independent Auditor required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and the Committee discussed with the Independent Auditor that firm’s independence. These disclosures and discussion informed the Committee of any relationships between Ernst & Young or any of its affiliates and the corporation or any persons in financial reporting oversight roles for the corporation in order to assist the Committee in evaluating Ernst & Young’s independence.

Based upon the Committee’s discussions with management and the Independent Auditor and the Committee’s review of the audited financial statements and the representations of management and the report of the Independent Auditor to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the corporation’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015.

Respectfully,

Gale E. Klappa (Chair)
Steven L. Gerard
P. Eric Siegert
James H. Tate

AUDITORS, AUDIT FEES, AND AUDITOR INDEPENDENCE

Ernst & Young LLP served as our Independent Auditor for Fiscal 2015. A representative of Ernst & Young is expected to be present at the 2016 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders.

Audit Fees

Ernst & Young LLP billed us a total of $3,475,700 in fees for professional services rendered for the audit of our annual financial statements for Fiscal 2015, the audit of management’s assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q for Fiscal 2015. These fees are for services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements including the annual consolidated audit, foreign statutory audits, consents, and accounting consultation for matters that were addressed during the audit work. Fees billed in this category for Fiscal 2014 totaled $3,288,658, of which $212,000 was approved and billed after the 2015 proxy filing.

Audit-Related Fees

Ernst & Young LLP did not bill us for audit-related fees and services in either Fiscal 2015 or Fiscal 2014. These fees are for assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit, including due diligence consultations, accounting consultations not specifically linked to audit work, and fees for access to electronic accounting research.

Tax Fees

Ernst & Young LLP billed us a total of $333,169 in tax fees in Fiscal 2015. These fees are for tax compliance, tax advice, and tax planning provided by Ernst & Young that are related to various federal, state, and international issues and entity restructuring. Fees billed in this category for Fiscal 2014 totaled $322,792.

All Other Fees

Ernst & Young LLP billed us $1,500 for fees in the “All Other Fees” category in Fiscal 2015. In Fiscal 2014, we received no billings for any such fees.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee has established a policy to pre-approve the audit and non-audit services performed by the Independent Auditor in order to assure that the provision of such services does not impair the auditor’s independence. Based on information presented to the Audit Committee by Ernst & Young and our management, the Audit Committee has pre-approved defined audit, audit-related, tax, and other services for Fiscal 2015 up to specified cost levels. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The policy requires the Independent Auditor to provide detailed back-up documentation regarding the specific services to be provided. The policy also prohibits the Independent Auditor from providing services that are prohibited under the Sarbanes-Oxley Act of 2002.

Although Rule 2-01(c)(7)(i)(C) of Regulation S-X permits the Audit Committee to waive its pre-approval requirement under certain circumstances, the Audit Committee did not rely on that rule in approving any fees reported under the headings Audit-Related Fees, Tax Fees, and All Other Fees.

OTHER INFORMATION

Additional Matters

The Board of Directors is not aware of any other matters that will be presented for action at the 2016 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Submission of Shareholder Proposals

Shareholder proposals for the 2017 annual meeting must be received no later than October 4, 2016, at our principal executive offices, located at 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s annual meeting proxy materials under Exchange Act Rule 14a-8. Under our bylaws, we must receive written notice of shareholder proposals for the 2017 annual meeting that are not intended to be considered for inclusion in next year’s annual meeting proxy materials (shareholder proposals submitted outside the process of Rule 14a-8 under the Exchange Act) at such offices, directed to the attention of the Secretary, not less than 90 nor more than 120 days before the first anniversary of this year’s meeting and the notice must contain the information specified in our bylaws. If the 2016 annual meeting concludes as scheduled on March 8, 2016, such materials must be submitted no earlier than November 9, 2016, nor later than December 9, 2016.

Cost of Proxy Solicitation

We will pay the cost of preparing, printing, and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, officers and other employees may solicit proxies in person and by telephone, e-mail, or facsimile transmission without receiving additional remuneration. We may retain a professional proxy solicitation firm, and pay such firm its customary fees, to solicit proxies from direct holders and from banks, brokers, and other nominees having shares registered in their names that are beneficially owned by others.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during the last fiscal year and Forms 5 and amendments thereto furnished to us with respect to the last fiscal year or written representations that no reports were required, we are not aware that any director, officer, or beneficial owner of more than 10% of our common stock failed during the last year to file a report required by Section 16(a) of the Exchange Act on a timely basis.

Annual Report on Form 10-K

A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended October 30, 2015 is provided along with this proxy statement. We will provide an additional copy of such Annual Report to any shareholder, without charge, upon written request of such shareholder. Such requests should be addressed to the attention of Shareholder Relations at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.

By order of the Board of Directors.

SEAN D. MAJOR
Executive Vice President, General Counsel and Secretary
February 3, 2016

APPENDIX A

Joy Global Inc.
2016 Omnibus Incentive Compensation Plan

Section 1.	Purpose

The purpose of the Plan is to give the Company a competitive advantage in retaining, attracting, and motivating officers, employees, and/or directors and to provide the Company and its Subsidiaries with a stock plan providing incentives linked to the growth and success of the Company’s businesses and increases in Company shareholder value. This Plan is intended to replace the Joy Global Inc. 2003 Stock Incentive Plan (the “2003 Incentive Plan”) and the Joy Global Inc. 2007 Stock Incentive Plan (the “2007 Incentive Plan”). The 2003 Incentive Plan and the 2007 Incentive Plan shall be terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s stockholders, except that any awards granted under the 2003 Incentive Plan or the 2007 Incentive Plan shall remain in effect pursuant to their terms.

Section 2.	Definitions

For purposes of the Plan, capitalized terms have the meaning provided below or, if not provided below, as provided elsewhere in the Plan:

“Award” means an award that is granted under the Plan as described in Section 5.

“Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Awards are to be earned.

“Board” means the Board of Directors of the Company.

“Change in Control” have the meanings set forth in Section 10.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means the Committee referred to in Section 3.

“Common Stock” means common stock, par value $1.00 per share, of the Company.

“Company” means Joy Global Inc., a Delaware corporation.

“Covered Employee” means a Participant designated by the Committee prior to the grant of Performance Awards who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which Performance Awards are expected to be taxable to such Participant.

“Director” means a non-employee member of the Board.

“Eligible Individuals” means non-employee directors, officers, and employees of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Exercise Price” means (a) in the case of Stock Options, the price specified in the applicable Award agreement as the price-per-share at which shares of Common Stock may be purchased pursuant to such Stock Option or (b) in the case of Stock Appreciation Rights, the price specified in the applicable Award agreement as the reference price-per-share used to calculate the amount payable to the Participant.

“Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price for a share of Common Stock on such date on the New York Stock Exchange or such other national securities market or exchange as may at the time be the principal market for the Common Stock, or if the shares were not traded on such national securities market or exchange on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select.

“Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Outside Director” means a director who qualifies as an “independent director” for purposes of New York Stock Exchange listing standards, as an “outside director” within the meaning of Section 162(m) of the Code, and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

“Parent” means a direct or indirect parent company.

“Participant” means an individual who is granted an Award under the Plan.

“Performance Awards” means Awards granted under Section 8.

“Performance Goals” means the performance goals established by the Committee in connection with the grant of Performance Awards. In the case of Qualified Performance-Based Awards, such goals shall be established by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations on the attainment of specified levels of one or more of the following measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; market capitalization; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; profitability; market share; reduction in costs; gross profits; net profits; completion of corporate transactions (including mergers or acquisitions); successful litigation outcomes; and/or development and/or acquisition of intellectual property. Any of the preceding Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance Goals may be established on an individual or corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries, and may be applied on an absolute or relative basis against a group of peer companies, a financial market index or other objective and quantifiable indices. Measurement of performance against goals may include or exclude impact of: charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items; the cumulative effects of tax or accounting changes; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; reorganization or change in the corporate structure or capital structure of the Company; foreign exchange gains and losses; a change in the fiscal year of the Company; the refinancing or repurchase of bank loans or debt securities; unbudgeted capital expenditures;

any business interruption event; the effect of changes in other laws or regulatory rules affecting reported results; and/or an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management each as identified in the financial statements, notes to the financial statements, management’s discussion and analysis within the Company’s annual report on Form 10-K, or the Company’s earnings release reporting annual financial performance that is furnished to the SEC pursuant to Item 2.02 of Form 8-K. To the extent such inclusions or exclusions affect Qualified Performance-Based Awards, they shall be prescribed in a form, and only to the extent, that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

“Plan” means the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan, as set forth herein and as hereinafter amended from time to time.

“Prior Plan” means the 2003 Incentive Plan or the 2007 Incentive Plan, as applicable.

“Qualified Performance-Based Award” means a Performance Award designated as such by the Committee at the time of grant, based upon a determination that (a) the recipient is or may be a Covered Employee and (b) the Committee wishes such Performance Award to qualify for the Section 162(m) Exemption.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities Exchange Commission under Section 16(b) of the Exchange Act, as amended from time to time.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Stock Appreciation Right” means an Award granted under Section 7.

“Stock Option” means an Award granted under Section 6.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

“Ten-Percent Holder” means an employee who, at the time of the grant of an Award, owns stock representing more than 10% of the voting power of the Company or a Subsidiary (as determined under Section 422(b)(6) of the Code).

Section 3.	Administration

The Plan shall be administered by the Human Resources and Nominating Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed solely of Outside Directors numbering no fewer than two (2) and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.

Among other things, the Committee shall have the authority, subject to the terms of the Plan to:

(a)    select the Eligible Individuals to whom Awards may from time to time be granted;

(b)    determine whether and to what extent Awards are to be granted hereunder;

(c)    determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)    determine the terms and conditions of any Award granted hereunder, including, but not limited to, the Exercise Price (subject to Section 6(b)) and any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary);

(e)    modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

(f)    determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

(g)    determine that the limits in Section 5(c) are not applicable in connection with a Participant’s termination due to death, disability or a Change in Control; and

(h)    determine under what circumstances an Award may be settled in cash or Common Stock.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) delegate administrative responsibilities with respect to the Plan, and (ii) delegate to the Chief Executive Officer of the Company (the “CEO”) all or any portion of its responsibilities to grant Awards; provided, however, that no delegation may be made by the Committee that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, further, that the Committee may not delegate to the CEO the authority to grant Awards to any “officer” as defined in Rule 16a-1(f) under the Exchange Act or any Director. Any allocation or delegation may be revoked by the Committee at any time.

Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

Section 4.	Common Stock Subject to Plan

(a)Shares and Cash Available. Shares of Common Stock subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. The number of shares of Common Stock and cash available under the Plan are described in this Section 4, subject to adjustment as provided in Section 4(c).

(i)The maximum aggregate number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan shall be equal to the sum of (A) 6,325,000, plus (B) any shares of Common Stock that are available immediately prior to the Effective Time under the 2007 Incentive Plan. For the purpose of calculating the maximum number of shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under clause (iii) and clause (v) below): (i) every one share issuable pursuant to the exercise of a Stock Option or Stock Appreciation Right shall count as one share; and (ii) every one share underlying all other stock-based Awards shall count as 2.4 shares.

(ii)The maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 6,325,000.

(iii)If, after the Effective Time of the Plan, any Award (A) is forfeited or otherwise expires, terminates or is canceled without the delivery of all shares of Common Stock subject thereto or (B) is settled other than by the delivery of shares of Common Stock (including cash settlement), then, in the case of clauses (A) and (B), the number of shares of Common Stock subject to such Award that were not issued shall again become available to be delivered pursuant to Awards under the Plan, except as provided in clause (iv) below. For purposes of determining the number of shares of Common Stock that may be delivered pursuant to Awards under the preceding sentence, the term “Award” includes an award granted under a Prior Plan that is outstanding as of the Effective Time.

(iv)Shares of Common Stock tendered or held back upon the exercise of a Stock Option or stock-settled Stock Appreciation Right to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon net exercise of a Stock Option or stock-settled Stock Appreciation Right, the gross number of shares exercised shall be deducted from the total number of shares of Common Stock remaining available for issuance under the Plan. For purposes of (A) determining the number of shares of Common Stock that are tendered or held back upon the exercise of a Stock Option or Stock Appreciation Right or (B) a net exercise of a Stock Option or Stock Appreciation Right under the preceding sentence, the terms “Stock Option” and “Stock Appreciation Right” include a stock option and a stock-settled stock appreciation right granted under a Prior Plan that is outstanding as of the Effective Time. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Time options under a Prior Plan shall not be available for future issuance under the Plan.

(v)Shares of Common Stock tendered or held back upon the settlement of an Award (other than a Stock Option or Stock Appreciation Right) to cover tax withholding shall be available for future issuance under the Plan. The term “Award” includes an award (other than a stock option or stock appreciation right) granted under a Prior Plan that is outstanding as of the Effective Time.

(b)Individual Award Limits. Subject to adjustment as provided in Section 4(c), the following limits apply:

(i)in the case of Qualified Performance-Based Awards that are settled in shares of Common Stock (other than Stock Options and Stock Appreciation Rights), the maximum aggregate number of shares of Common Stock with respect to which such Awards may be granted under the Plan to any Participant in any fiscal year of the Company shall be 1,000,000;

(ii)the maximum aggregate number of shares of Common Stock subject to Stock Options granted in any one fiscal year to any Participant shall be 2,000,000;

(iii)the maximum aggregate number of shares of Common Stock subject to Stock Appreciation Rights granted in any one fiscal year to any Participant shall be 2,000,000;

(iv)in the case of Qualified Performance-Based Awards that are settled in cash based on the Fair Market Value of a share of Common Stock, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted under the Plan to any Eligible Individual in any fiscal year of the Company shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by the number of shares of Common Stock described in the preceding clause (i);

(v)in the case of all Qualified Performance-Based Awards other than those described in clause (iv), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than shares of Common Stock that may be paid or delivered pursuant to such Awards under the Plan to any Eligible Individual other than a Director in any fiscal year of the Company shall be $10,000,000; and

(vi)the maximum aggregate dollar amount of (A) cash, (B) Fair Market Value of shares of Common Stock and the fair market value of other property, and (C) Fair Market Value of shares of Common Stock underlying an Award (in the case of (B) and (C), as valued on the date of grant) that may be paid or delivered pursuant to Awards under the Plan to any Director in any fiscal year of the Company shall be $750,000.

For the avoidance of doubt, delivery of shares of Common Stock subject to awards granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company shall not be deemed a delivery for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and Shares subject to such Awards shall not be added to the Shares available for issuance under the Plan as provided in Section 4(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Directors prior to such acquisition or combination.

(c)Adjustment Provision. In the event of any change in corporate capitalization, such as a stock split, reverse stock split, or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, extraordinary cash dividend, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the maximum limitations of shares underlying Awards to be granted to any Participant, in the number, kind and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number.

Section 5.	Eligibility; Types of Awards

(a)Eligibility for Awards. Awards may be granted under the Plan to Eligible Individuals, as determined in the sole discretion of the Committee. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

(b)Types of Awards. Awards may be made under the Plan in the form of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Performance Awards, (vi) other stock-based awards or cash incentives that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards.

(c)Minimum Vesting Condition. Participants who are granted Stock Options and Stock Appreciation Rights will be required to continue to provide services to the Company (or an affiliate) for not less than one-year following the date of grant in order for any such Stock Options and Stock Appreciation Rights to fully or partially vest or be exercisable. Notwithstanding the foregoing, up to five percent of the available shares of Common Stock authorized for issuance under the Plan pursuant to Section 4(a)(i) may provide for vesting of Stock Options and Stock Appreciation Rights, partially or in full, in less than one-year.

Section 6.	Stock Options

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any Eligible Individual Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option and specifies the material terms and provisions of such Stock Option. The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)Option Term. The Committee shall determine the stated term of each Stock Option granted under this Plan. No Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted (or, with respect to Incentive Stock Options granted to a Ten-Percent Holder, five years after the date the Stock Option is granted).

(b)Exercise Price. The Committee shall determine the Exercise Price per share of Common Stock subject to Stock Options granted under this Plan. The Exercise Price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of Common Stock on the date of grant, except that, with respect to Incentive Stock Options granted to a Ten-Percent Holder, the Exercise Price shall not be less than 110% of the Fair Market Value on the date of grant (and except in connection with Stock Option substitution in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable). Except for adjustments pursuant to Section 4(c) , in no event may any Stock Option granted under this Plan be amended to decrease the Exercise Price thereof, cancelled in conjunction with the grant of any new Stock Option with a lower Exercise Price, cancelled, when the Exercise Price per share exceeds the Fair Market Value, in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders (or, in connection with a substitution of the Stock Option in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable).

(c)Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(d)Method of Exercise. Subject to the provisions of this Section 6, Stock Options may be exercised, in whole or in part, at any time during their stated term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

To the extent permitted by applicable law, if approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested by the Company, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No shares of Common Stock shall be delivered until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested by the Company, has given the representation described in Section 14(a), and an optionee shall not have such rights with respect to a Stock Option prior to that date nor any rights to dividend equivalents on account of the Stock Option.

(e)Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, for no consideration as expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee’s children or family member, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee.

Section 7.	Stock Appreciation Rights

(a)Term. The Committee shall determine the stated term of each Stock Appreciation Right granted under this Plan. No Stock Appreciation Right shall be exercisable more than 10 years after the date of grant.

(b)Exercise Price. The Exercise Price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of grant, except (i) in connection with a Stock Appreciation Right substitution in connection with a corporate transaction, to the extent consistent with Section 409A of the Code) and (ii) if a Stock Appreciation Right is granted to replace a Stock Option, the Exercise Price of the Stock Appreciation Right may be the Exercise Price of the Stock Option it replaces, to the extent consistent with Section 409A. Except for adjustments pursuant to Section 4(c), in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the Exercise Price thereof, cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower Exercise Price, cancelled, when the Exercise Price per share exceeds the Fair Market Value, in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation or action is approved by a vote of the Company’s stockholders (or, in connection with a substitution of the Stock Appreciation Right in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable).

(c)Exercisability. Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(d)Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, in value equal to (i) the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the applicable Exercise Price, multiplied by (ii) the number of shares of Common Stock in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(e)Nontransferability. No Stock Appreciation Right shall be transferable by a Participant other than by will or by the laws of descent and distribution or, for no consideration, as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the terms “holder” and “Participant” include such guardian, legal representative and other transferee.

(f)Award Agreement. Stock Appreciation Rights shall be evidenced by Award agreements, the terms and provisions of which may differ. The grant of a Stock Appreciation Right shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Appreciation Right, determines the number of shares of Common Stock to be subject to such Stock Appreciation Right and specifies the material terms and provisions of such Stock Appreciation Right. The Company shall notify an Eligible Individual of any grant of a Stock Appreciation Right, and a written option agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

Section 8.	Performance Awards

(a)Administration. Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Performance Awards shall be awarded, the number of Performance Shares (as defined below) and/or the amount of Performance Cash Awards (as defined below) to be awarded to any Eligible Individual, the duration of the Award Cycle, and any other terms and conditions of the Award, in addition to those contained in subsection (b), below. The Committee shall also determine whether each Performance Award shall be denominated as (i) a performance-based stock or stock unit Award (a “Performance Share”), or (ii) a performance-based cash Award (a “Performance Cash Award”).

(b)Terms and Conditions. Performance Awards shall be subject to the following terms and conditions:

(i)Performance-Based Awards. The Committee may, prior to or at the time of the grant, designate Performance Awards as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof (including any associated dividends or dividend equivalents) upon the attainment of Performance Goals (and, in addition, any other performance criteria). If the Committee does not designate Performance Awards as Qualified Performance-Based Awards, it may

condition the settlement thereof upon the attainment of Performance Goals and/or other performance criteria. Regardless of whether Performance Awards are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the Participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. Subject to the provisions of the Plan and the Performance Award agreement referred to in Section 8(b)(iv), Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle.

(ii)Deferral. The Committee may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Performance Awards for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Performance Awards in question.

(iii)Settlement. At the expiration of the Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals for such Performance Award, and shall determine the number of shares of Common Stock (or other applicable payment measures) granted to the Participant which have been earned, and the Committee shall then cause to be delivered (A) if the Performance Awards are Performance Shares, (1) a number of shares of Common Stock equal to the number of Performance Shares determined by the Committee to have been earned, or (2) cash equal to the product of (x) the Fair Market Value as of the date of settlement multiplied by (y) such number of Performance Shares determined to have been earned, as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(ii)), or (B) if the Performance Awards are Performance Cash Awards, (1) cash equal to the amount earned under the Award (the “Cash Payment”), or (2) a number of shares of Common Stock equal to (x) the Cash Payment divided by (y) the Fair Market Value as of the date of settlement (with any resulting fractional shares distributed in the form of cash), as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(ii)).

(iv)Performance Award Agreement. Each Award shall be confirmed by, and be subject to, the terms of a Performance Award agreement.

Section 9.	Other Awards

(a)Other Stock-Based Awards. The Committee, in its discretion and subject to the provisions of the Plan, may grant Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, restricted stock, restricted stock units, deferred stock units, and dividend equivalents, may be granted either alone or in conjunction with other Awards granted under the Plan. Each such Award shall be confirmed by, and be subject to, the terms of an Award agreement.

(b)Other Cash Incentive Awards. The Committee, in its discretion and subject to the provisions of the Plan, may grant other cash incentive awards.

Section 10.	Change in Control Provisions

(a)Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless provided otherwise by the Committee in an Award agreement or otherwise, or as provided in an employment agreement or similar agreement between the Company or any Subsidiary and the Participant, in the event of a Change in Control:

(i)Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred shall be assumed by the successor (or its Parent) or cancelled in exchange for substitute stock options issued by the successor (or its Parent) in a manner consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) (or any successor regulation), in the case of a Nonqualified Stock Option, and Treas. Reg. §1.424-1(a) (or any successor regulations), in the case of an Incentive Stock Option and, if, during the term of the Award (or such shorter term as may be specified in the applicable Award agreement), the Participant’s employment subsequently is terminated by such successor (or an affiliate) without cause (as determined under the applicable Award agreement), such Awards, to the extent then outstanding, shall vest and become exercisable. To the extent Stock Options and Stock Appreciation Rights that are outstanding as of the date of such Change in Control are not assumed or substituted, the Award shall, as determined by the Committee, (A) immediately become fully exercisable and vested to the full extent of the original grant, or (B) be cancelled in exchange for cash and/or other substitute consideration (if any) with respect to each share of Common Stock subject to the Award as of the transaction date equal in value to the excess (if any) of (I) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of the transaction over (II) if applicable, the per-share Exercise Price of the Award. If the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of the transaction does not exceed the per-share Exercise Price of the Award, the Award may be cancelled without providing any cash or other consideration to the Participant with respect to such Award.

(ii)Any Performance Awards outstanding as of the date such Change in Control is determined to have occurred shall be converted into, as applicable, time-based restricted stock of the successor (or its Parent) or time-based restricted stock units based on stock of the successor (or its Parent) and, if, during the term of the Award (or such shorter term as may be specified in the applicable Award agreement), the Participant’s employment subsequently is terminated by such successor (or an affiliate) without cause (as determined under the Award agreement), such Awards, to the extent then outstanding, shall vest. With respect to Performance Awards that are outstanding as of the date of such Change in Control and are not converted to a time-based Award, any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as is practicable (unless otherwise required by Section 409A of the Code and the applicable terms of the Performance Awards). In either case, the value of the Performance Awards as of the date of the Change in Control shall be determined assuming target performance has been achieved, except that the value shall be determined based on actual performance as of such date if (A) more than half of the performance period has elapsed as of such date and (B) actual performance is determinable as of such date.

(iii)Any other stock-based and cash Awards outstanding as of the date such Change in Control is determined to have occurred shall be assumed by the successor (or its Parent) or cancelled in exchange for comparable awards issued by the successor (or its Parent), and, if, during the term of the Award (or such shorter term as may be specified in the applicable Award agreement), the Participant’s employment subsequently is terminated by such successor (or an affiliate) without cause (as determined under the Award agreement), such Awards, to the extent then outstanding, shall vest. With respect to such Awards that are outstanding as of the date of such Change in Control and are not assumed or substituted, any deferral or other restriction shall lapse and such Awards shall be settled in cash as promptly as is practicable (unless otherwise required by Section 409A of the Code and the applicable terms of the Performance Awards).

(iv)For an Award to be validly assumed or substituted by a successor for purpose of this Section 10(a), it must (A) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedules; (B) have substantially equivalent value to such Award (determined at the time of the Change in Control); and (C) be based on stock that is traded on an established U.S. securities market or an established securities market outside the United Stated upon which the Participants could readily trade the stock without administrative burdens or complexities.

(v)The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes (subject to compliance with Section 409A of the Code).

(b)Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 10(b)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (4) any acquisition by any corporation pursuant to a transaction that complies with Section 10(b)(iii)(A), (B) and (C); or

(ii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 11.	Amendment and Termination

(a)The Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a recipient of an Award theretofore granted without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules or by Section 6(b) or Section 7(b), in connection with a “repricing” of a Stock Option or Stock Appreciation Right.

(b)Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section 12.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13.	Recoupment of Awards

Each Award under the Plan is subject to the Company’s clawback or recoupment policy, as such policy may be amended from time to time, as well as the requirements of Section 954 of the Dodd-Frank Act and any regulations or stock exchange listing rules promulgated thereunder that are applicable to the Company. Pursuant to such policy, among other things, the Committee may require forfeiture of an Award, repayment of Award (or proceeds therefrom), or recoupment from other payments otherwise due to the Participant or beneficiary.

Section 14.	General Provisions

(a)Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange or such other securities exchange as may at the time be the principal market for the Common Stock; (ii) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)No Limit on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees.

(c)No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan and the granting of Awards shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee at any time.

(d)Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan or becomes subject to employment tax, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that if the Company is at the time of withholding subject to the provisions of FASB ASC 718, not more than the legally required minimum withholding (or, if applicable, such higher tax withholding rate as determined by the Committee not to result in adverse tax or accounting consequences) may be settled with Common Stock that is otherwise payable with respect to such Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised. If a Participant dies and no designated beneficiary survives the Participant, any amount due under the Plan shall be paid to the Participant’s estate.

(f)Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

(g)Electronic Signatures. For purposes of the Plan, a document shall be considered to be executed if signed electronically pursuant to procedures approved by the Company.

(h)Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

(i)Nontransferability. Except as otherwise provided in Section 6(e) and Section 7(e), or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)Foreign Law and Foreign Employees. The Committee may grant Awards to Eligible Employees who are foreign nationals, who are located outside the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)Section 409A.

(i)It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii)No Participant or creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except as required by applicable law. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Subsidiaries.

(iii)If an Award is subject to Section 409A of the Code and payment is due upon a termination of employment, payment shall be made upon a separation from service (within the meaning of Section 409A of the Code).

(iv)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(v)Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any other purpose.

(vi)Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

Section 15.	Term of the Plan

(a)Effective Time. The Plan shall be effective as of the date (the “Effective Time”) it is approved by the Company’s stockholders by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote with respect to the Plan’s approval. If this Plan is not approved by the stockholders of the Company, this Plan and any awards granted under this Plan shall be null and void and the Prior Plans shall remain in effect.

(b)Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Time. Unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

Directions to the Joy Global Inc. 2016 Annual Meeting of Shareholders
100 E. Wisconsin Avenue
2nd Floor Conference Room
Milwaukee, Wisconsin 53202
From the North:
I-43 South to Exit 73C, 11th and Highland
Continue south on 11th Street to W. Wells Street/Highway 18
East on W. Wells Street/Highway 18 to N. Water Street
Turn right on N. Water Street and continue to 100 E. Wisconsin Avenue
From the West:
I-94 East to Exit 1H, St. Paul Avenue/James Lovell Street
North on James Lovell Street to W. Michigan Street
Turn right on W. Michigan Street to N. Water Street
Turn left on N. Water Street and continue to 100 E. Wisconsin Avenue
From the South:
I-94/I-43 North to Exit 310C Lakefront/794E
Follow to Exit 1D Plankinton Avenue
Exit onto N. Plankinton Avenue
Turn right on W. Michigan Street to N. Water Street
Turn left on N. Water Street and continue to 100 E. Wisconsin Avenue

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at http://investors.joyglobal.com/financials.cfm.

M99171-P71589

JOY GLOBAL INC.
Annual Meeting of Shareholders
March 8, 2016 7:30 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned, having received the Company's Notice of Annual Meeting and proxy statement dated February 3, 2016, and Annual Report on Form 10-K for the year ended October 30, 2015, hereby appoints EDWARD L. DOHENY II and SEAN D. MAJOR, and each of them, as proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of the Company to be held on Tuesday, March 8, 2016, at 7:30 a.m., at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, and any postponements or adjournments thereof, and to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at such meeting, as indicated on the reverse side of this card and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner you have directed. If no such direction is made, this proxy will be voted FOR all nominees listed in Item 1 and FOR Items 2, 3 and 4 and AGAINST Item 5. Other matters that may properly come before the meeting (or adjournments thereof) will be voted in the discretion of the proxies.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99170-P71589 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

JOY GLOBAL INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of the following nine nominees for membership on the corporation's Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Edward L. Doheny II
02) Steven L. Gerard
03) Mark J. Gliebe
04) John T. Gremp
05) John Nils Hanson
06) Gale E. Klappa
07) Richard B. Loynd
08) P. Eric Siegert
09) James H. Tate

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Approval of the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the corporation's independent registered public accounting firm for Fiscal 2016.	☐	☐	☐
4. Advisory vote on the compensation of the corporation's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5.

	For	Against	Abstain
5. The shareholder proposal set forth in the proxy statement regarding Board diversity.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date